Use these links to rapidly review the document

Appendix A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SONUS NETWORKS, INC.
7 Technology Park Drive
Westford, MA 01886

May     , 2010

Dear Stockholder:

        We cordially invite you to attend Sonus Networks, Inc.'s annual meeting of stockholders. The meeting will be held on Wednesday, June 16, 2010, at 10:00 a.m., local time, at The Westin Waltham Boston, 70 Third Avenue in Waltham, Massachusetts.

        The notice of annual meeting and proxy statement accompanying this letter describes the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which constitutes our annual report to our stockholders, is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying proxy statement.

        Thank you for your support.

Sincerely,

Richard N. Nottenburg
President and Chief Executive Officer

SONUS NETWORKS, INC.
7 Technology Park Drive
Westford, MA 01886

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 16, 2010

To the Stockholders of Sonus Networks, Inc.:

        The 2010 annual meeting of stockholders of Sonus Networks, Inc. will be held on Wednesday, June 16, 2010 at 10:00 a.m., local time, at The Westin Waltham Boston, 70 Third Avenue in Waltham, Massachusetts. At the meeting, we will consider and vote upon the following proposals:

  1.
  The election of three nominees for director to hold office until the 2011 annual meeting of stockholders;

  2.
  The approval of the grant to our Board of Directors of discretionary authority to amend and restate our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock at a ratio of not less than 1-for-3 and not more than 1-for-6;

  3.
  The approval of the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended;

  4.
  The ratification of the appointment of Deloitte & Touche LLP as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2010; and

  5.
  The transaction of any other business that may properly come before the meeting and any adjournments or postponements thereof.

        These items are more fully described in the following pages, which are a part of this Notice. Stockholders of record at the close of business on April 20, 2010 are entitled to attend and vote at the 2010 annual meeting. All stockholders are encouraged to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, your vote is important.

        Stockholders of record may vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage-paid envelope. Any stockholder attending the meeting may vote in person, even if you have already voted on the proposal described in this Proxy Statement, and proof of identification will be required to enter the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 20, 2010, the record date for voting. Please note that cameras and other recording equipment will not be permitted at the meeting.

By Order of the Board of Directors,

Westford, Massachusetts	Wayne Pastore
May , 2010	Vice President of Finance, Corporate Controller, Chief Accounting Officer, Treasurer and Interim Chief Financial Officer

        This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about May     , 2010 to all stockholders entitled to vote. The Sonus Networks, Inc. 2009 Annual Report on Form 10-K, which includes our financial statements and constitutes our annual report to our stockholders, is being mailed with this Proxy Statement.

        Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on June 16, 2010: The Proxy Statement and the 2009 Annual Report to Stockholders are available at www.proxyvote.com.

i

ii

SONUS NETWORKS, INC.
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

        Our Board of Directors, or our Board, is soliciting proxies for the annual meeting of stockholders of Sonus Networks, Inc. (Sonus, Sonus Networks, our, we, us or the Company) to be held on Wednesday, June 16, 2010, and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

        You have received these proxy materials because our Board is soliciting your vote at the 2010 annual meeting of stockholders. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

When and where is the meeting?

        The 2010 annual meeting of the stockholders of the Company will be held on Wednesday, June 16, 2010 at 10:00 a.m., local time, at The Westin Waltham Boston Hotel, 70 Third Avenue in Waltham, Massachusetts.

Who may vote at the meeting?

        Stockholders of record at the close of business on April 20, 2010 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on April 20, 2010, 277,304,590 shares of our common stock were outstanding. A list of our stockholders will be available for inspection at our corporate offices at 7 Technology Park Drive, Westford, Massachusetts prior to the meeting.

How many shares must be present to hold the meeting?

        A majority of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

        There are four proposals scheduled to be voted on at the meeting:

  •
  The election of three nominees for director to hold office until the 2011 annual meeting of stockholders;

  •
  The approval of the grant to our Board of Directors of discretionary authority to amend and restate our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock at a ratio of not less than 1-for-3 and not more than 1-for-6;

  •
  The approval of the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended; and

  •
  The ratification of Deloitte & Touche LLP as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2010.

        See "Proposal 1—Election of Directors" beginning on page 6 of this Proxy Statement; "Proposal 2—Approval of the Grant to our Board of Directors of Discretionary Authority to Amend and Restate our Fourth Amended and Restated Certificate of Incorporation, as Amended, to Effect a Reverse Stock Split of our Common Stock at a Ratio of Not Less than 1-for-3 and Not More than 1-for-6" beginning on page 11 of this Proxy Statement; "Proposal 3—Approval of the Amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as Amended" beginning on page 17 of this Proxy Statement; and "Proposal 4—Ratification of the Appointment of Independent Registered Public Accounting Firm" beginning on page 27 of this Proxy Statement.

How does the Board of Directors recommend that I vote?

        Our Board recommends that you vote your shares:

  •
  "For" the election of each of the nominees to our Board;

    "For" the approval of the grant to our Board of discretionary authority to amend and restate our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock at a ratio of not less than 1-for-3 and not more than 1-for-6;

  •
  "For" the approval of the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended; and

  •
  "For" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What vote is required to approve each matter and how are votes counted?

        Election of Directors.    To be elected, each of the three nominees for director must receive a plurality of the votes of the shares of common stock present or represented and entitled to vote at the annual meeting. Abstentions are not counted for purposes of electing directors. You may vote "For" all nominees, "Withhold" your vote from all nominees; or vote "For" one or more nominees and "Withhold" your vote from the other nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote. Please note that if you are a beneficial owner of our common stock and your stock is held through a broker, that broker is no longer permitted to vote your shares on the election of directors without your instruction if it is a member of the New York Stock Exchange, or NYSE (even though our stock is listed on NASDAQ Global Select Market, or NASDAQ Stock Market). This is because the NYSE rules were changed in 2009 to treat uncontested elections of directors as a "non-routine" matter, which means that your broker has no power to vote your shares on the election if, as is likely, it is a member of the NYSE. Therefore, if a beneficial owner of our common stock fails to instruct his or her broker on how to vote for the Board's nominees, that beneficial owner's shares cannot be voted on this matter—in other words, your broker's proxy will be treated as a "broker non-vote," which is explained immediately below.

        Approval of the Grant to our Board of Directors of Discretionary Authority to Amend and Restate our Fourth Amended and Restated Certificate of Incorporation, as Amended, to Effect a Reverse Stock Split of our Common Stock at a Ratio of Not Less than 1-for-3 and Not More than 1-for-6.    The affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company entitled to vote as of April 20, 2010 will be required to approve the grant to our Board of discretionary authority to amend and restate our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock at a ratio of not less than 1-for-3 and not more than 1-for-6. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from the voting on this proposal will have the effect of a vote against this proposal. We have been advised by the

NYSE that they will treat this proposal as a routine matter, which will allow discretion for brokers to vote shares held in "street name."

        Approval of Amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as Amended.    The affirmative vote of a majority of the shares of common stock present or represented at the 2010 annual meeting of stockholders and entitled to vote as of April 20, 2010 will be required to approve the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended, or the 2007 Plan. You may vote "For", "Against", or "Abstain" from voting on the proposal to amend the 2007 Plan. Abstaining from the voting on this proposal will have the effect of a vote against approval of the amendments to the 2007 Plan. As in the case of the election of directors, please note that if your common stock is held with a broker, that broker is not permitted to vote your shares on the amendments to the 2007 Plan without your instructions if, as is likely, it is a member of the NYSE.

        Ratification of the Appointment of Deloitte & Touche LLP as Sonus Networks' Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2010.    The affirmative vote of a majority of the shares of common stock present or represented at the 2010 annual meeting of stockholders and entitled to vote as of April 20, 2010 will be required to approve the ratification of Sonus Networks' independent registered public accounting firm. You may vote "For", "Against", or "Abstain" from voting on the proposal to ratify our independent registered public accounting firm for the fiscal year ending December 31, 2010. Abstaining from the voting on this proposal will have the effect of a vote against ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What are broker non-votes and what is the effect of broker non-votes?

        Brokers have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner—on routine matters, such as ratification of independent registered public accounting firms, but not on other, non-routine matters. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. As noted above, the election of directors and the vote on amending the 2007 Plan are "non-routine" matters for which brokers may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold directly or through a broker, bank or other custodian. We encourage you to read the Proxy Statement and 2009 Annual Report carefully, and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or custodian if you want your vote for director nominees and the 2007 Plan amendments to count.

How can I vote my shares in person at the meeting?

        Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from your broker and bring it to the annual meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

        Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may vote in any of the following ways:

  •
  You may vote by mail.  You may complete, date and sign the proxy card and promptly mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

  •
  You may vote over the Internet.  If you have Internet access, you may vote your shares from any location in the world by following the instructions set forth on your proxy card. If you vote on the Internet, please do not return your proxy card.

  •
  You may vote by telephone.  If you are located in the United States or Canada, you may vote your shares by following the instructions set forth on your proxy card. If you vote by telephone, please do not return your proxy card.

        Telephone and Internet voting will be available until 11:59 p.m., Eastern Daylight Time on June 15, 2010.

        If your shares are held in the name of a broker, bank or other custodian, please follow the voting instructions on the forms you receive from your record holder. The availability of voting by Internet or telephone will depend upon their voting procedures.

        Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2010 annual meeting.

How can I change my vote?

        You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sonus or to third parties, except:

  •
  As necessary to meet applicable legal requirements;

  •
  To allow for the tabulation and certification of votes; and

  •
  To facilitate a successful proxy solicitation.

        Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

What are the directions to the meeting?

        The Westin Waltham Boston, 70 Third Avenue, Waltham, Massachusetts 02451, telephone: (781) 290-5600.

  From the East

        Take I-95 North to Exit 27A (Totten Pond Road). Go over the bridge and at the first set of lights, turn right onto Third Avenue. The hotel will be on the left.

  From the West

        Take I-90/Massachusetts Turnpike to I-95 North. Take Exit 27A (Totten Pond Road). Make a sharp right onto Third Avenue and the hotel will be on the left.

  From the South

        Take Route 84 East to I-90 (Massachusetts Turnpike). Continue to I-95/Route 128 North. Exit at 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue and the hotel will be on the left.

  From Boston Logan International Airport

        Follow the signs to the Ted Williams Tunnel then to I-90 West. Continue to I-95/Route 128 North. Exit at 27A (Totten Pond Road). Make a sharp right turn onto Third Avenue and the hotel will be on the left.

Proposal 1—ELECTION OF DIRECTORS

Board of Directors

        Our Board is presently composed of nine members, eight of whom are independent within our director independence standards, which meet the director independence standards of the NASDAQ Stock Market Marketplace Rules.

        At our 2009 annual meeting of stockholders, our stockholders voted to declassify our Board by the 2011 annual meeting of stockholders. The class of directors whose term of office expires at the 2010 annual meeting of stockholders currently consists of three directors, each of whom is a current director; this will be our last class of directors elected on a staggered basis. Since our Board will be declassified by the 2011 annual meeting of stockholders, the directors elected at the 2010 annual meeting of stockholders will serve for a term of one year, expiring at such 2011 annual meeting of stockholders.

        At the 2010 annual meeting, three directors will be elected to hold office in accordance with our Fourth Amended and Restated Certificate of Incorporation, as amended. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee declines or is unable to serve as a director at the time of the annual meeting, such shares will be voted for the election of such substitute nominee as our Board may propose. It is not presently expected that the nominees named below will be unable or will decline to serve as a director. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. The three nominees for director who receive the highest number of affirmative votes shall be elected as directors. The proxies solicited by this Proxy Statement may not be voted for more than three nominees.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the election to the Board of Directors of each of the following nominees.

 Nominees Up For Election—Background and Qualifications

        The Board proposes the election of the following three directors of the Company for a term of one year. Below is information about each nominee, including biographical data for at least the last five years.

        Beatriz V. Infante, 56, has been a director since January 2010. Since January 2009, Ms. Infante has served as the Chief Executive Officer of BusinessExcelleration LLC. She was previously the Chief Executive Officer and director of VoiceObjects Inc. (now Voxeo Corporation) from March 2006 to December 2008. From December 2004 to June 2005, Ms. Infante served as Chief Executive Officer and a director of Sychron Inc., which was sold to an investor group. From October 1998 to October 2003, Ms. Infante held various positions with Aspect Communications, including the roles of Chairman, President and Chief Executive Officer. In addition to her current role as Chief Executive Officer of BusinessExcelleration LLC, Ms. Infante is also an Executive-in-Residence at U.S. Venture Partners, a leading Silicon Valley venture capital firm. She currently serves on the Advisory Committee to the Princeton University School of Engineering and Applied Science and is an advisor and investor in several early-stage technology companies. Ms. Infante also was on the Board of Directors and the Compensation Committee of Netli Inc., a private company, from March 2005 to March 2007 and the Board of Directors of Joint Venture Silicon Valley Network, a not-for-profit organization, from January 2006 to June 2008. Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science in Engineering and Computer Science from California Institute of Technology.

        Based primarily upon Ms. Infante's extensive executive management and leadership experience as chairman and chief executive officer of various companies; strong financial, risk analysis, corporate governance and administrative skills and experience; as well as those demonstrated attributes discussed above and the leadership skills and other experience of Ms. Infante, the Board has determined that Ms. Infante should serve as a director of Sonus at the time that this Proxy Statement is filed with the SEC.

        Howard E. Janzen, 56, has been a director since January 2006 and the Chairman of the Board since December 2008. Mr. Janzen has been Chief Executive Officer of One Communications Corp., a supplier of integrated advanced telecommunications solutions to businesses, since March 2007 and has served on the Board of Directors of One Communications since June 2007. He served as President of Sprint Business Solutions, the business unit serving Sprint Corporation's business customer base with almost 10,000 employees and $12 billion in annual revenue from January 2004 to September 2005. From May 2003 to January 2004, he was President of Sprint Corporation's Global Markets Group, responsible for Sprint Corporation's long distance service for both consumer and business customers. From October 2002 to May 2003, Mr. Janzen was President and Chief Executive Officer of Janzen Ventures, Inc., a private investment business venture. From 1994 until October 2002, Mr. Janzen served as President and Chief Executive Officer, and Chairman from 2001, of Williams Communications Group, Inc., a high technology company, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in April 2002 and emerged from bankruptcy in October 2002 as WilTel Communications Group, Inc. Mr. Janzen currently serves as a member of the Board of Directors, the Compensation Committee and the Corporate Governance Committee of Global Telecom & Technology, Inc.; a member of the Board of Directors and Compensation Committee of Macrosolve, Inc.; and a member of the Board of Directors of Clearwater Car Wash, LLC, a private company. Mr. Janzen had previously served as a member of the Board of Directors and the Compensation Committee of Comsat International, a private company, and as a member of the Board of Directors and the Audit Committee of Exanet Ltd., a private company. He also serves on the Governor's Science and Technology Council for the State of Oklahoma and is a Commissioner and Chairman for the Global Information Infrastructure Commission. Additionally, Mr. Janzen serves as a member on the Boards of Directors of the following non-profit organizations—Hillcrest Healthcare System, Morningside Foundation and Heart of America Boy Scout Council. Mr. Janzen received his Bachelor of Science and Master of Science degrees in Metallurgical Engineering from the Colorado School of Mines. He also has completed the Harvard Business School Program for Management Development.

        Based primarily upon Mr. Janzen's extensive executive management and leadership experience as president and chief executive officer of various companies; strong strategic planning, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Janzen, the Board has determined that Mr. Janzen should serve as a director of Sonus at the time that this Proxy Statement is filed with the SEC.

        H. Brian Thompson, 71, has been a director since October 2003. Mr. Thompson has been Executive Chairman of Global Telecom and Technology, Inc., a global telecommunications network integrator, since October 2006. He continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International, one of the largest independent telecommunications operators serving all of Latin America. He also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 to September 2000. Mr. Thompson was Chairman and Chief Executive Officer of LCI International, Inc. from 1991 until its merger with Qwest Communications International Inc. in June 1998. Subsequent to such merger, Mr. Thompson became Vice Chairman of the Board of Directors for Qwest Communications International, Inc. until his resignation in

December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990. Prior to MCI Communications Corporation, he was a management consultant with the Washington, D.C. offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the Board of Directors and the Compensation Committee of Axcelis Technologies, Inc.; a member of the Board of Directors, the Compensation Committee and the Audit Committee of ICO Global Communications (Holdings) Ltd.; and a member of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee of Penske Automotive Group, Inc. He formerly served as a member on the Boards of Directors of ArrayComm LLC, Bell Canada International Inc., Comcast UK Cable Partners Limited, DynCorp International Inc., Williams Communications Group, Inc. and Golden Books. Mr. Thompson is a member of the Board of Trustees for the Lab School of Washington & Baltimore Lab. He was a former chairman of the U.S. Competitive Telecommunications Association and also served on the University of Massachusetts Chancellor's Executive Committee, as a member of the Boards of Trustees of Capitol College in Laurel, Maryland, and the St. Stephens and St. Agnes School Foundation in Alexandria, Virginia. He received his Master of Business Administration from Harvard University's Graduate School of Business, and received an undergraduate degree in chemical engineering from the University of Massachusetts.

        Based primarily upon Mr. Thompson's extensive executive management and leadership experience as chief executive officer of various companies; strong financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Thompson, the Board has determined that Mr. Thompson should serve as a director of Sonus at the time that this Proxy Statement is filed with the SEC.

Directors Continuing in Office—Background and Qualifications

        James K. Brewington, 66, has been a director since May 2009. Mr. Brewington is a veteran of the global communications market with over 40 years of industry experience at AT&T Inc. and Lucent Technologies before his retirement in 2007. From mid-2004 until his retirement from Lucent Technologies, Mr. Brewington was President of the then newly-formed Developing Markets group, tasked with expanding the revenue base beyond domestic borders, reflecting his prior success in building out their global footprint. Prior to this, he was President of Lucent Technologies' Mobility Solutions division, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management, and business and product management. Mr. Brewington joined Lucent Technologies in 1996. He began his career at AT&T Inc. in 1968, and over the ensuing years held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories. Mr. Brewington serves on the Boards of Directors for Kopin Corporation and BDX, a privately-held startup company in China. He also advises several technology startup companies. He has served on the boards of the U.S.-Saudi Arabian Business Council and INROADS/North Jersey, Inc., a non-profit organization that trains minority youth for careers in business and industry. He is a member of the Cellular Telecommunications Industry Association, or CTIA, and the CTIA Wireless Foundation. Mr. Brewington has a Master of Business Administration from Seattle University, a Master of Science from Stanford University (Sloan Fellow) and a Bachelor of Arts from the College of Idaho. Based primarily upon Mr. Brewington's extensive executive management and leadership experience in the telecommunications industry; strong risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Brewington, Mr. Brewington is well qualified to continue serving as a director of Sonus at the time that this Proxy Statement is filed with the SEC.

        John P. Cunningham, 72, has been a director since September 2004. In June 2002, Mr. Cunningham retired from Citrix Systems, Inc., a global leader in virtual workplace software and services. From May 2001 to June 2002, Mr. Cunningham was Senior Vice President, Finance and Operations of Citrix Systems, Inc. He joined Citrix Systems, Inc. in November 1999 as Senior Vice President, Finance and Administration and served in that capacity until May 2001. From 1998 to June 1999, Mr. Cunningham served as Executive Vice President and Chief Financial Officer of Wang Global, a worldwide provider of network services. Prior to joining Wang Global, he served as Chief Financial Officer of Whirlpool Corporation from 1996 to 1998 and Chief Financial Officer of Maytag Corporation from 1994 to 1996, both diversified manufacturers. Mr. Cunningham has also held various management positions at International Business Machines. He currently serves as a member of the Board of Directors of Smart Disk Corporation as well as its Audit Committee. Mr. Cunningham has a Master of Business Administration from New York University and a Bachelor of Science from Fordham University. Based primarily upon Mr. Cunningham's extensive executive management and leadership experience as chief financial officer of various companies; strong accounting, financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Cunningham, Mr. Cunningham is well qualified to continue serving as a director of Sonus at the time that this Proxy Statement is filed with the SEC.

        Richard N. Nottenburg, Ph. D., 56, has been our President, Chief Executive Officer and a director since June 2008, and is responsible for the strategic direction and management of our company. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. While at Motorola, Inc., Dr. Nottenburg was responsible for shaping Motorola, Inc.'s overall corporate strategy. Prior to joining Motorola, Inc. as an officer in July 2004, Dr. Nottenburg was a strategic consultant to the company from January 2004 to July 2004. Prior to that, Dr. Nottenburg was Vice President and General Manager of Vitesse Semiconductor Corporation after its merger with Multilink Technology Corporation in 2003. From 1995 to 2003, Dr. Nottenburg served as President and Chief Executive Officer of Multilink Technology Corporation, leading the company from inception to a successful initial public offering in 2001. Dr. Nottenburg is currently a member of the Board of Directors and the Compensation and Corporate Governance Committee of Comverse Technology Corp. He holds a Doctor of Science in Electrical Engineering from the Ecole Polytechnique Federale de Lausanne in Lausanne, Switzerland, a Master of Science in Electrical Engineering from Colorado State University and a Bachelor of Science in Electrical Engineering from Polytechnic Institute of New York. Based primarily upon Dr. Nottenburg's extensive executive management and leadership experience as our Chief Executive Officer; strong financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Dr. Nottenburg, Dr. Nottenburg is well qualified to continue serving as a director of Sonus at the time that this Proxy Statement is filed with the SEC.

        John A. Schofield, 61, has been a director since January 2009. From 1999 to 2005, Mr. Schofield served as President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc., a leading supplier of next-generation edge access equipment and multi-service broadband solutions for the telecommunications industry. From 1992 to 1999, Mr. Schofield served as Senior Vice President and then President of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions, and integration services for broadband and multiservice networks. Since April 2000, Mr. Schofield has served as a member of the Board of Directors of Integrated Device Technology, Inc. In 2008, Mr. Schofield was elected to the position of Chairman of the Board of Directors of Integrated Device Technology, Inc. He also serves as Chairman of the Governance and Nominating Committee, as a member of the Compensation Committee and is a past member of the Audit Committee of Integrated

Device Technology, Inc. Mr. Schofield has a Bachelor of Science in Electrical Engineering from the NSW Institute of Technology in Sydney, Australia and is a graduate of Raytheon's Advanced Management Program. Based primarily upon Mr. Schofield's extensive executive management and leadership experience as president of various companies; strong risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Schofield, Mr. Schofield is well qualified to continue serving as a director of Sonus at the time that this Proxy Statement is filed with the SEC.

        Scott E. Schubert, 56, has been a director since February 2009. From 2005 until June 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high technology company, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in April 2002 and emerged from bankruptcy in October 2002 as WilTel Communications Group, Inc. Mr. Schubert also served as head of BP Amoco's Global Financial Services, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics in 1976. He also earned his Bachelor of Science degree at Purdue University in 1975, with dual majors in Engineering and Accounting. Based primarily upon Mr. Schubert's extensive executive management and leadership experience as chief financial officer of various companies; strong accounting, financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Schubert, Mr. Schubert is well qualified to continue serving as a director of Sonus at the time that this Proxy Statement is filed with the SEC.

        Paul J. Severino, 63, has been a director since March 1999. Mr. Severino has been an investment advisor to emerging companies and venture funds since 1996. He was a co-founder and Chief Executive Officer of Interlan, Inc. and Wellfleet Communications Inc. as well as a co-founder and Chairman of Bay Networks, Inc. He currently serves as a member of the Board of Directors and the Compensation Committee of Analog Devices, Inc. and was a member of the Board of Directors of Media100, Inc. Mr. Severino has a Bachelor of Science in Electrical Engineering from Rensselaer Polytechnic Institute. Mr. Severino also serves as a member of the Board of Trustees of Rensselaer Polytechnic Institute and The Dana Farber Cancer Institute, Boston, MA. Based primarily upon Mr. Severino's extensive executive management and leadership experience in the communications industry; strong risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Severino, Mr. Severino is well qualified to continue serving as a director of Sonus at the time that this Proxy Statement is filed with the SEC.

        Our directors are a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside of the United States, as well as experience on other companies' boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience as members on the board of directors of non-profit and philanthropic institutions, which brings unique perspectives to our Board and provides insight into issues faced by companies.

        The Nominating and Corporate Governance Committee and the Board believe that the above-mentioned attributes, along with the leadership skills and other experience of its Board members described above, provide the Company with the perspectives and judgment necessary to guide the Company's strategies and governance principles and monitor their execution.

Proposal 2—APPROVAL OF THE GRANT TO OUR BOARD OF DIRECTORS OF
DISCRETIONARY AUTHORITY TO AMEND AND RESTATE OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A RATIO OF NOT LESS THAN 1-FOR-3
AND NOT MORE THAN 1-FOR-6

General

        We are asking stockholders to approve a proposal to grant the Board discretionary authority to effect a reverse stock split pursuant to a range of alternative ratios. A reverse stock split would reduce the number of outstanding shares of our common stock, and the holdings of each stockholder, according to the same formula. The proposal calls for a range of possible reverse stock split ratios between 1-for-3 and 1-for-6.

        If the proposal is approved, the Board will have the discretion to effect one reverse stock split at any time prior to the annual meeting of stockholders to be held in 2011 using one of the approved ratios, or to choose not to effect a reverse stock split at all, based on its determination of which action is in the best interests of the Company and our stockholders. The Board reserves its right to elect not to proceed, and abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

        We are asking stockholders to approve this proposal at the 2010 annual meeting for the reasons that we describe below.

        We currently have 600,000,000 authorized shares of common stock. As of April 20, 2010, the record date for the 2010 annual meeting, 277,304,590 shares of common stock were issued and 275,007,680 shares of common stock were outstanding. "Authorized" shares represent the number of shares of common stock that we are permitted to issue under our Fourth Amended and Restated Certificate of Incorporation, as amended. We also have 2,296,910 shares of common stock that we have repurchased, which are referred to as "treasury shares." Therefore, the number of shares of common stock "outstanding" represents the number of shares of common stock that we have actually issued from the pool of authorized shares of common stock but excludes the number of treasury shares. The reverse stock split, if implemented, would have the principal effect of reducing both the outstanding number of shares of common stock and the authorized number of shares of common stock by the ratio selected by the Board, and, except for the effect of fractional shares, each stockholder's proportionate ownership interest in the Company would be the same immediately before and after the reverse stock split.

Purpose of the Reverse Stock Split

        The purpose of implementing a reverse stock split would be to align our share count with a number that is typical for a public company with a similar revenue and market capitalization profile to that of Sonus. At present, the number of shares of our common stock outstanding places us in the extreme minority of comparable companies, which may make it more difficult for investors to fairly judge us against our peers.

        In October 2000, the Company effected a 3-for-1 stock split, which raised our common stock share count from 61,000,000 to 183,000,000. Three years later in April 2003 and September 2003, we completed two public offerings of 20,000,000 shares of common stock and 17,000,000 shares of common stock, respectively, at a $3.05 and $7.75 per share price, respectively. As a result, our outstanding common stock share count is now approximately 275,000,000, while the average outstanding share count for public companies with small- and middle-level capitalizations is less than 75,000,000.

        We believe a reverse stock split would provide other benefits as well. First, a significantly lower number of outstanding shares would result in more meaningful stock-based performance metrics, such as earnings per share. Second, a lower number of outstanding shares should reduce commissions and transaction costs with respect to purchases or sales of our common stock, when such commissions and transaction costs are based on the number of shares traded. Third, there are a number of institutional investors and investment funds that are reluctant to invest, and in some cases may be prohibited from investing, in stocks that trade below certain prices (e.g., $5.00 per share) and there are brokerage firms that may be reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we may be able to raise our common stock price to a level where our common stock would be viewed more favorably by potential investors. The combination of lower transaction costs and increased interest from institutional investors and investment funds could have the effect of improving the trading liquidity of our common stock.

        Our common stock currently trades on the NASDAQ Stock Market under the symbol "SONS." The NASDAQ Stock Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One reason some companies that trade on the NASDAQ Stock Market pursue a reverse stock split is to avoid de-listing due to stock trading for 30 consecutive business days below the $1.00 per share minimum closing bid price requirement. This, however, was not the reason for our Board's decision to recommend the grant of authority to effect a reverse stock split. As of the date of this Proxy Statement, the Company meets, and the Company believes that it will continue to meet in the foreseeable future, all of the NASDAQ Stock Market's continued listing criteria.

        The Board believes that stockholder approval of a range of potential exchange ratios between 1-for-3 and 1-for-6 (rather than a single exchange ratio) provides the Board with the flexibility to achieve the desired results of a reverse stock split. If the stockholders approve this proposal, the Board would effect a reverse stock split only upon the Board's determination that a reverse stock split would be in the best interests of the stockholders at that time. In addition to the reasons described above, such determination would include, among other factors, consideration of the financial outlook of the Company as well as the timing of such reverse stock split. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the range ratios described in this Proxy Statement. No further action on the part of stockholders will be required either to implement or to abandon the reverse stock split. If the proposal is approved by stockholders and the Board determines to implement one of the reverse stock split ratios, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects. The Board, in its discretion, may choose not to implement a reverse split.

        You should keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of the Company's business or your proportional ownership in the Company.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock (the aggregate value of all Sonus common stock at the then market price) after the implementation of a reverse stock split will be equal to or greater than the total market capitalization before a reverse stock split or that the per share market price of our common stock following a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.

        There can be no assurance that the market price per new share of our common stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before a reverse stock split. For example, based on the closing price of our common stock on April 20, 2010 of $2.81 per share, if the Board were to implement the reverse stock split and utilize a ratio of 1-for-4, we cannot assure you that the post-split market price of our common stock would be $11.24 (that is, $2.81 × 4) per share or greater. In many cases, the market price of a company's shares declines after a reverse stock split.

        Accordingly, the total market capitalization of our common stock after a reverse stock split when and if implemented may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following a reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

If a reverse stock split is effected, the resulting per-share market price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

        While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that a reverse stock split will result in a per-share market price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after a reverse stock split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split.

        If a reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

The reverse stock split may reduce the liquidity and increase the volatility of our stock.

        Following the reverse stock split, the number of our outstanding shares will be reduced by a factor ranging from three to six, which may lead to reduced trading and a smaller number of market makers for our common stock. In addition, brokerage firms often do not permit stocks trading below $5.00 per share to be sold short, but permit short-selling of shares which are traded at higher prices. Following the reverse stock split, to the extent our per-share trading price is consistently above $5.00, investors may short our stock. This may increase the volatility of our stock price.

Principal Effects of the Reverse Stock Split

        If approved and implemented, the principal effects of a reverse stock split would include the following:

  •
  depending on the ratio for the reverse stock split selected by the Board, each 3, 4, 5 or 6 shares of our common stock that you own will be combined into one new share of common stock;

  •
  the number of shares of common stock issued and outstanding will be reduced proportionately based on the ratio selected by the Board;

  •
  the total number of shares of common stock that we are authorized to issue will be reduced proportionately based on the ratio selected by the Board;

  •
  appropriate adjustments will be made to restricted stock units and other securities convertible into shares of our common stock granted under our plans to maintain the economic value of the awards; and

  •
  the number of shares reserved for issuance under our 2007 Plan (as amended from time to time), our Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan and our Amended and Restated 2000 Employee Stock Purchase Plan will be reduced proportionately based on the ratio selected by the Board (and any other appropriate adjustments or modifications will be made under the respective plans).

        The common stock resulting from a reverse stock split will remain fully paid and non-assessable. A reverse stock split will not affect the public registration of the common stock under the Securities Exchange Act of 1934, as amended. A reverse stock split will also not affect our authorized, but unissued shares of preferred stock.

        A reverse stock split would not, by itself, affect our assets or business prospects. The proposed reverse stock split would not impact any arrears in dividends or defaults in principal or interest in respect to our outstanding common stock. Also, if approved and implemented, a reverse stock split may result in some stockholders owning "odd lots" of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of a reverse stock split.

Payment for Fractional Shares

        No fractional certificates will be issued in connection with a reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock not evenly divisible by the number selected by the Board for a reverse stock split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof. We would arrange for a third party to aggregate the fractional shares of registered stockholders, sell them in the open market and deliver the proceeds to those stockholders. We will pay any brokerage commissions in connection with such sale.

        Stockholders who otherwise would be entitled to receive fractional shares will only be entitled to a cash payment in lieu of such shares and will no longer have any rights as a stockholder with respect to the shares of common stock that would have been exchanged for such fractional shares.

Authorized Shares

        A reverse stock split would affect all issued and outstanding shares of Sonus common stock and outstanding rights to acquire shares of Sonus common stock. Upon the effectiveness of a reverse stock split, the total number of shares of common stock that we are authorized to issue would be reduced proportionately based on the ratio selected by the Board. As of the record date for the 2010 annual meeting of stockholders, we had 600,000,000 shares of authorized common stock and approximately 277,304,590 shares of common stock issued and 275,007,680 shares of common stock outstanding. Authorized but unissued shares will be available for issuance, and we may issue these shares in the future. If we issue additional shares, the ownership interest of holders of our common stock will be diluted.

Accounting Matters

        The par value of the common stock will remain at $0.001 per share after a reverse stock split. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock would be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we would restate net income or loss and other per share amounts for periods ending before a reverse stock split to give retroactive effect to the reverse stock split.

 Potential Anti-Takeover Effect

        The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of Sonus with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of Sonus, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to the Fourth Amended and Restated Certificate of Incorporation, as amended. Other than the proposal for the reverse stock split, together with a corresponding reduction in the number of authorized shares of our common stock, the Board does not currently contemplate recommending the adoption of any other amendments to the Fourth Amended and Restated Certificate of Incorporation, as amended, that could be construed to reduce or interfere with the ability of third parties to take over or change the control of Sonus.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

        If stockholders approve the proposal and the Board decides to implement a reverse stock split, we will file with the Secretary of State of the State of Delaware a Fifth Amended and Restated Certificate of Incorporation. A reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Fifth Amended and Restated Certificate of Incorporation, which we refer to as the "effective time" and the "effective date," respectively. Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

        Subject to stockholder approval, our Board has approved an amendment and restatement to our Fourth Amended and Restated Certificate of Incorporation, as amended. The text of the Fifth Amended and Restated Certificate of Incorporation would be in substantially the form attached hereto as Appendix A, except that the text of the form may be altered for any changes required by the Secretary of State of the State of Delaware and changes deemed necessary or advisable by the Board, including the insertion of the effective time, effective date, number of authorized shares and the reverse stock split ratio selected by Board.

        Upon a reverse stock split, we intend to treat stockholders holding our common stock in "street name," through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect a reverse stock split for their beneficial holders holding our common stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing a reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

        Following any reverse stock split, stockholders holding physical certificates would need to exchange those certificates. As we are now fully participating in the direct registration system, you will not receive a replacement physical certificate. Instead you will receive a written confirmation from our transfer agent, American Stock Transfer & Trust Co. LLC, indicating the number of shares you own after the effect of the reverse stock split and a cash payment in lieu of any fractional shares. Our common stock would also receive a new CUSIP number.

        If a reverse stock split is implemented, our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new written confirmations will be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to our transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

 No Appraisal Rights

        Stockholders do not have appraisal rights under the Delaware General Corporation Law or under our Fourth Amended and Restated Certificate of Incorporation, as amended, in connection with the reverse stock split.

Reservation of Right to Abandon Reverse Stock Split

        Our Board reserves the right to abandon a reverse stock split without further action by our stockholders at any time before the effective time, even if the authority to effect a reverse stock split has been approved by our stockholders at the 2010 annual meeting of stockholders. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to determine not to proceed with, and abandon, a reverse stock split if it should so decide.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

        The following summary of the material U.S. federal income tax consequences of the reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed herein. The summary does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, tax-exempt entities, traders in securities who elect to apply a mark-to-market method of tax accounting and stockholders who hold common stock as part of a hedging, straddle or constructive sale transaction. Accordingly, each stockholder should consult his, her or its tax advisor to determine the particular tax consequences of the reverse stock split to such stockholder, including the application and effects of federal, state, local and/or foreign income tax and other laws. The following summary assumes that shares of common stock are held as "capital assets" within the meaning of the Code (generally, property held for investment).

        Subject to the discussion below concerning the treatment of the receipt of a cash payment instead of a fractional share, we believe that the material U.S. federal income tax consequences of a reverse stock split would be as follows:

  •
  Sonus will not recognize any gain or loss as a result of the reverse stock split.

  •
  You will not recognize any gain or loss as a result of the reverse stock split, except with respect to cash received instead of a fractional share.

  •
  The aggregate adjusted basis of the shares of our common stock you hold following the reverse stock split will be equal to your aggregate adjusted basis immediately prior to the reverse stock split, reduced by any tax basis attributable to a fractional share.

  •
  Your holding period for the common stock you continue to hold after the reverse stock split will include your holding period for the common stock you held immediately prior to the reverse stock split.

        In general, if you receive cash instead of a fractional share of our common stock, you will recognize capital gain or loss based on the difference between the amount of cash received and your adjusted basis in the fractional share. The capital gain or loss will constitute long-term capital gain or loss if your holding period for our common stock is greater than one year as of the date of the reverse stock split. The deductibility of capital losses is subject to limitations.

        Our beliefs regarding the tax consequences of the reverse stock split are not binding on the Internal Revenue Service or the courts. Additionally, the U.S. federal income tax discussion set forth above is included herein for general information only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder's circumstances and income tax situation. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential U.S. federal, state, local and foreign tax consequences to you of the reverse stock split.

 Required Vote

        The affirmative vote of 66 2/3% of the outstanding shares of our common stock as of April 20, 2010 will be required to approve this reverse stock split proposal. Abstentions and failures to vote, if any, will have the same effect as votes cast against approval of this reverse stock split proposal.

Board of Directors' Recommendation

        Our Board unanimously recommends a vote "FOR" the proposal to approve the grant to our Board of Directors of discretionary authority to amend and restate our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock at a ratio of not less than 1-for-3 and not more than 1-for-6.

Proposal 3—APPROVAL OF THE AMENDMENTS TO THE SONUS NETWORKS, INC.
2007 STOCK INCENTIVE PLAN, AS AMENDED

        The Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended, or the 2007 Plan, which initially was approved by the stockholders at our 2007 annual meeting, continues our program of providing equity incentives to our eligible employees, officers, directors, consultants and advisors. We offer these incentives in order to assist in recruiting, retaining and motivating qualified employees, officers and directors. The 2007 Plan currently provides awards for up to 14,902,701 shares of common stock of the Company (subject to adjustment in the event of stock splits and other similar events).

        Our Board now recommends that the stockholders approve certain amendments to the 2007 Plan primarily to do the following:

  •
  increase the maximum number of shares of the Company's common stock issuable under the 2007 Plan from 14,902,701 to 34,902,701;

  •
  expand the limitations on repricing of options and stock appreciation rights to prohibit the purchase by the Company for cash unless approved by stockholders; and

  •
  provide that dividends and dividend equivalents on restricted stock and restricted stock units, respectively, that are subject to performance conditions will be accumulated or reinvested and paid upon vesting.

        All proposed changes to the 2007 Plan are shown in Appendix B to this Proxy Statement, with new language indicated by underlining and deleted language indicated by strike-outs.

        In the event Proposal 2 as discussed above is approved and a reverse stock split is effected, (i) the number and class of securities available under the 2007 Plan, (ii) the sub-limits set forth in Section 4(b) of the 2007 Plan, (iii) the number and class of securities and exercise price per share of each outstanding option issued pursuant to the 2007 Plan, (iv) the share- and per-share provisions and the exercise price of each stock appreciation right issued pursuant to the 2007 Plan, (v) the number of shares subject to and the repurchase price per share subject to each outstanding restricted stock award issued pursuant to the 2007 Plan and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding other stock unit award issued pursuant to the 2007 Plan, shall be equitably adjusted by the Company (or substituted awards issued pursuant to the 2007 Plan may be made, if applicable) in the manner determined by the Board.

Stock Available for Awards

        The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options (which are not tax-qualified), stock appreciation rights, restricted stock, restricted stock units and other stock-based awards and performance awards as described below (collectively referred to as Awards).

        Our Board has approved, and recommends that the stockholders approve, an increase to the number of shares of our common stock available for Awards under the 2007 Plan so that the maximum number of shares issuable under the 2007 Plan is increased by 20,000,000. In addition, we propose—subject to stockholder approval—to amend the 2007 Plan to provide additional limitations on repricing of options and stock appreciation rights to prohibit the purchase by the Company for cash unless approved by the stockholders and to require that dividends and dividend equivalents payable on restricted stock and restricted stock units, respective, that are subject to performance conditions be accumulated or reinvested and paid upon vesting. Our Board believes that these amendments, if approved, would align the incentives under the 2007 Plan more closely with the interests of our stockholders.

Reasons for Proposed Amendments to the 2007 Plan

        Shares currently available under the 2007 Plan are insufficient to meet our current needs based on our historical grant rate and our anticipated hiring and retention needs.    Since our stockholders approved the 2007 Plan, we have granted options to purchase our common stock and shares of restricted stock aggregating 316,500 shares under the plan in 2007, representing approximately 0.1% of our then outstanding common stock; options to purchase our common stock and shares of restricted stock aggregating 5,234,382 shares under the plan in 2008, representing approximately 1.9% of our then outstanding common stock; and options to purchase our common stock and shares of restricted stock aggregating 3,435,860 shares under the plan in 2009, representing approximately 1.3% of our then outstanding common stock. These options were issued as a result of our normal hiring and retention needs as well as substantial changes in our management. The number of shares subject to options granted in 2008 and 2009 was due to our continued need to attract and retain executives in connection with the reconstitution of our management team during 2008 and 2009. Specifically, in 2008, we hired a new chief executive officer and a new senior vice president, together with other key officers and employees and in 2009, we hired a new senior vice president and general counsel as well as a new vice president of engineering and chief architect. With stockholder approval, in 2009 we implemented a stock option exchange tender offer, or the Exchange Program, under which eligible employees were offered the opportunity to surrender significantly "underwater" stock options in exchange for a lesser number of shares of restricted stock granted under the 2007 Plan. Pursuant to and at the end of the Exchange Program, options to purchase 5,476,701 shares of our common stock were tendered, which we accepted for cancellation and in exchange, we issued 1,015,360 shares of restricted stock under the 2007 Plan. As of March 31, 2010, there were 5,105,476 shares available for future issuance pursuant to future awards under the 2007 Plan. We require additional shares under the 2007 Plan to meet our anticipated hiring and retention needs and to motivate our current executives and employees.

        Stock-based incentive compensation encourages and rewards employee performance while aligning our employees' interests with those of our stockholders.    We continue to believe that alignment of the interests of our stockholders and our employees, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. In this way, we reinforce the link between our stockholders and our employees', officers' and directors' focus on personal responsibility, creativity and stockholder returns. This link is further reinforced by subjecting the Company's purchase of options and stock appreciation rights, or SARs, for cash to stockholder approval. We also believe that delivering a portion of their total compensation in the form of long-term equity compensation helps to encourage a long-term view in an industry that is subject to lengthy business cycles. We believe that stock-based compensation encourages and rewards employee performance by increasing the value of their compensation if our stock performance improves. This results in employees being motivated to increase our share price, even when restricted shares are granted. Vesting requirements, including requirements with respect to the accumulation or reinvestment of dividends and dividend equivalents, further encourage long-term retention, which is beneficial to our growth and success. We need additional shares under the 2007 Plan to ensure that we have the continued ability to use equity compensation to motivate existing high-performing employees, hire additional and qualified employees and align our employees' interests with those of our stockholders.

        Our ability to attract, motivate and retain qualified, high-performing employees could be compromised without an increase in shares available for issuance under the 2007 Plan.    Many of our employees view equity incentives as a key aspect of their compensation. We currently grant shares of restricted stock and/or stock options to new employees, upon the promotion of certain existing employees, and on an annual supplemental basis to certain key existing employees. Based on our historical grant rate, we do not currently have enough shares available for issuance under the 2007 Plan to enable us to make sufficient equity compensation grants through the 2010 fiscal year. As a result, we may lack the ability to attract and retain the best available personnel for positions of substantial responsibility and offer equity compensation that is commensurate with that of our peers and competitors. These equity incentives such as stock options and shares of restricted stock play an important role in our recruitment and retention strategies, as the competition for creative and technical talent and leadership in our industry is intense.

        We recognize our responsibility to keep the dilutive impact of the equity incentives we offer within a reasonable range.    Going forward, we intend to continue to responsibly manage issuances of equity incentive awards under the 2007 Plan. The 2007 Plan also contains several features designed to protect stockholders' interests. For example, the exercise price of outstanding options issued under the 2007 Plan may not be reduced without stockholder approval, and the 2007 Plan does not allow any options to be granted at less than 100% of fair market value. The 2007 Plan also does not contain an "evergreen" provision whereby the number of authorized shares is automatically increased on a regular basis.

Description of the 2007 Plan

        The following is a summary of the 2007 Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2007 Plan, a copy of which has been filed as Appendix B hereto.

  Shares Issuable under the 2007 Plan

        Awards may be made under the 2007 Plan for up to 14,902,701 shares of common stock (subject to adjustment for changes in capitalization, including stock splits and other similar events).

        If an Award expires, terminates, is cancelled or otherwise results in shares not being issued, the unused shares covered by such Award will generally become available for future grant under the

2007 Plan. However, any shares tendered to pay the exercise price of an Award or to satisfy a tax withholding obligation will not become available for future grant under the 2007 Plan. In addition, the full number of shares subject to any stock-settled SARs will count against the shares available for issuance under the 2007 Plan, regardless of the number of shares actually issued to settle such SAR upon exercise.

  Administration

        The 2007 Plan is administered by our Board, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2007 Plan and to interpret the provisions of the 2007 Plan. Pursuant to the terms of the 2007 Plan and to the extent permitted by applicable law, our Board may delegate authority under the 2007 Plan to one or more committees or subcommittees of our Board. Our Board has authorized the Compensation Committee of the Board, or the Compensation Committee, to administer the 2007 Plan and the Compensation Committee has authorized the Chief Executive Officer to grant options, subject to specific limitations set by the Compensation Committee, to newly hired employees of the Company or any of our present or future subsidiaries and employees who have referred new employees to us pursuant to our employee referral program.

        Subject to any applicable limitations contained in the 2007 Plan, our Board, the Compensation Committee, or any other committee or officer to whom our Board or a committee delegates authority, as the case may be, selects the recipients of Awards and determines the terms of the Awards.

        Our Board is required to make equitable adjustments in connection with the 2007 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, combination of shares, reclassification of shares, spin-offs and other similar changes in capitalization, and any other dividend or distribution other than an ordinary cash dividend. The 2007 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as:

  •
  any merger or consolidation of Sonus with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled;

  •
  any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or

  •
  any liquidation or dissolution of our company.

        In connection with a Reorganization Event, our Board will take any one or more of the following actions as to all or any (or any portion of) outstanding Awards, other than restricted stock Awards, on such terms as our Board determines:

  •
  provide that Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

  •
  upon written notice, provide that all unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

  •
  provide that outstanding Awards will become exercisable, realizable or deliverable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon such Reorganization Event;

  •
  in the event of a Reorganization Event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, or the Acquisition Price, make or provide for a cash payment to an

    Award holder equal to the excess, if any, of (A) the Acquisition Price times the number of shares of common stock subject to the holder's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards;

  •
  provide that, in connection with a liquidation or dissolution of our company, Awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings); and

  •
  any combination of the foregoing.

In taking any of the actions permitted directly above, the Board will not be obligated by the 2007 Plan to treat identically all Awards, all Awards held by a holder of such Awards or all Awards issued at the same time.

        With respect to Awards of restricted stock and restricted stock units, or RSUs, upon the occurrence of a Reorganization Event other than a liquidation or dissolution of our company, the repurchase and other rights of the Company under each outstanding restricted stock Award will inure to the benefit of our successor, and will, unless the Board determines otherwise, apply to the cash, securities or other property into which our common stock is converted or exchanged.

        Our Board may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

  Types of Awards

        The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, SARs, restricted stock, RSUs and other stock-based Awards and performance Awards as described below.

        Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which is not less than the fair market value of our common stock at the close of trading on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power). Options may not be granted for a term in excess of ten years. The 2007 Plan permits the following forms of payment of the exercise price of options: payment by cash, check or in connection with a "cashless exercise" through a broker or subject to certain conditions and if permitted by our Board, surrender to Sonus shares of common stock, or delivery to Sonus of a promissory note on terms determined by the Board, or any other lawful means as provided for in the applicable option agreement or approved by the Board, or any combination of these forms of payment.

        Stock Appreciation Rights.    A SAR is an Award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the exercise price, which shall be not less than the fair market value on the date the SAR is granted. SARs may be granted independently or in tandem with an option. No SAR will be granted with a term in excess of 10 years.

        Restricted Stock Awards.    Restricted stock Awards entitle recipients to acquire shares of common stock, subject to the right of Sonus to repurchase all or part of such shares at their issue price or other stated or formula price or to require forfeiture if issued at no cost if the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established by the Board for such Award. Our Board will determine the terms and conditions of the applicable Award, including the conditions for vesting and repurchase and the issue price, if any. Shares of common stock issued pursuant to restricted stock Awards count against the shares of common stock available for issuance under the 2007 Plan as 1.5 shares for every one share issued in connection with such Award.

        Restricted Stock Unit Awards.    RSU Awards entitle the recipient to receive shares of common stock or cash to be delivered at the time such Award vests pursuant to the terms and conditions established by our Board. Shares of common stock issued pursuant to RSU Awards count against the shares of common stock available for issuance under the 2007 Plan as 1.5 shares for every one share issued in connection with such Award.

        Other Stock Unit Awards.    Under the 2007 Plan, our Board has the right to grant other Awards having such terms and conditions as our Board may determine, including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or other property, and the grant of Awards entitling recipients to receive shares of common stock to be delivered in the future (collectively, Other Stock Unit Awards). Shares of common stock issued pursuant to Other Stock Unit Awards count against the shares of common stock available for issuance under the 2007 Plan as 1.5 shares for every one share issued in connection with such Award.

        Performance Conditions.    Restricted stock and RSU Awards and Other Stock Unit Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code will be made subject to the achievement of performance goals. We refer to these Awards as "performance awards." Performance awards will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code.

        The performance criteria for each such Award will be based on one or more of the following measures: (a) net income; (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization; (c) operating profit before or after discontinued operations and/or taxes; (d) sales; (e) sales growth; (f) earnings growth; (g) cash flow or cash position; (h) gross margins; (i) stock price; (j) market share; (k) return on sales, assets, equity or investment; (l) improvement of financial ratings; (m) achievement of balance sheet or income statement objectives; or (n) total stockholder return; and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Our Board or a committee of the Board to whom the Board may delegate any or all of its powers under the 2007 Plan, or the Committee, may specify that such performance measures shall be adjusted to exclude any one or more of: (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the writedown of any asset; and (v) charges for restructuring and rationalization programs.

        Such performance measures:

  •
  may vary by participant and may be different for different Awards;

  •
  may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Committee; and

  •
  will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code.

  Restrictions on Repricings

        Unless approved by our stockholders:

  •
  no outstanding option or SAR granted under the 2007 Plan may be amended to provide an exercise price that is lower than its then-current exercise price (other than adjustments for changes in capitalization);

  •
  no outstanding option or SAR grant may be cancelled and substituted with a new Award under the 2007 Plan covering the same or a different number of shares of common stock and having an exercise price lower than the then-current exercise price of the cancelled option or SAR; and

  •
  if approved at the 2010 annual meeting of stockholders of the Company, no outstanding option or SAR granted under the 2007 Plan may be purchased by the Company for cash.

  Transferability of Awards

        Awards, other than vested restricted stock Awards, may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the holder of an Award, Awards, other than vested restricted stock Awards, are exercisable only by such holder. Our Board may permit the gratuitous transfer of an Award by the holder of an Award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of such holder or an immediate family member of such holder if, with respect to such transferee, Sonus would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such Award under the Securities Act of 1933, as amended.

  Eligibility to Receive Awards

        Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to be granted Awards under the 2007 Plan. Under present law, however, incentive stock options may only be granted to employees of Sonus and its subsidiaries.

        The maximum number of shares with respect to which Awards may be granted to any participant under the 2007 Plan may not exceed 2,000,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with a SAR is treated as a single Award. In addition, the maximum number of shares with respect to which Awards may be granted to non-employee directors in a calendar year is 100,000.

  Plan Benefits

        As of March 31, 2010, approximately 868 employees (including 9 of our executive officers), 8 non-employee directors, 85 consultants and 2 advisors were eligible to receive Awards under the 2007 Plan. The granting of Awards under the 2007 Plan is discretionary and we cannot now estimate the number or type of Awards to be granted in the future to any particular person or group, including each of our executive officers or our executive officers as a group.

  Substitute Awards

        In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our Board may grant Awards in substitution for any options or other stock or stock-based Awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as our Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the 2007 Plan. Substitute Awards will not count against the 2007 Plan's overall share limit, except as may be required by the Code.

  Provisions for Foreign Participants

        Our Board may modify Awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2007 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

  Amendment or Termination

        The 2007 Plan became effective on November 12, 2007, or the Effective Date. No new Award may be granted under the 2007 Plan after completion of 10 years from the Effective Date but Awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the 2007 Plan; provided that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

Registration

        We have registered 9,500,000 shares of our common stock to be issued under the 2007 Plan on a registration statement on Form S-8, filed with the SEC on April 1, 2008. On December 11, 2009, we registered on Form S-8 an additional 5,402,701 shares of common stock underlying the options that were surrendered and cancelled in the Exchange Program and credited to the 2007 Plan.

Certain U.S. Federal Income Tax Consequences

        The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2007 Plan. This summary is general in nature and is based on the federal tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below and the Company is not in a position to assure any particular tax result. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation.

  Incentive Stock Options

        A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and generally ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Non-statutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain (or long-term capital loss, if sales proceeds do not exceed the exercise price). If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Non-statutory Stock Options

        A participant will not have income upon the grant of a non-statutory stock option. A participant will have ordinary income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

  Stock Appreciation Rights

        A participant will not have income upon the grant of a SAR. A participant will recognize ordinary income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Restricted Stock Awards

        A participant will not have income upon the grant of restricted stock unless the participant voluntarily makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have ordinary income equal to the value of the stock on the date of grant less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant, if a timely Section 83(b) election has been made.

        If the participant does not make a Section 83(b) election, then when the stock vests (i.e., the transfer restrictions and forfeiture provisions lapse) the participant will have ordinary income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no Section 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following (i) the grant date if a timely Section 83(b) election has been made or (ii) the vesting date if no Section 83(b) election has been made, and otherwise will be short-term.

  Restricted Stock Units

        A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit is settled, the participant will have income on the settlement date in an amount equal to the fair market value of the stock on the settlement date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the settlement date. Any capital gain or loss will be long-term if the participant held the stock for more than one year following the settlement date and otherwise will be short-term. Restricted stock units may be subject to Section 409A of the Code.

  Other Stock-Based Awards

        The tax consequences associated with any other stock-based Award granted under the 2007 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant's holding period and tax basis for the Award or underlying common stock. Other stock-based Awards may be subject to Section 409A of the Code.

  Tax Consequences to the Company

        The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by a participant. Any such deduction will be subject to the limitations of Sections 162(m) and 280G of the Code.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2007 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE INDIVIDUAL MAY RESIDE.

Required Vote

        Approval of the proposed amendments to the 2007 Plan requires the affirmative "FOR" vote of a majority of the votes cast on the proposal.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2009 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

				(C)
			(B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights
Equity Compensation Plans Approved by Stockholders(1)	24,081,565	(2)	$4.90	20,428,679	(3)
Equity compensation Plans Not Approved by Stockholders	—		—	—

Total	24,081,565		$4.90	20,428,679

(1)
Consists of the 2007 Plan and the Amended and Restated 2000 Employee Stock Purchase Plan, or the ESPP.

(2)
Excludes purchase rights accruing under the ESPP. The purchase price of the stock under the ESPP is equal to 85% of the market price on the last day of the offering period. Participation is limited to 20% of an employee's eligible compensation, not to exceed amounts allowed by the Code.

(3)
Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2009, 5,971,479 shares of common stock were available for issuance under the

  2007 Plan; and 14,457,200 shares of common stock were available for issuance under the ESPP. The ESPP incorporates an evergreen provision pursuant to which, on January 1 of each year, the aggregate number of shares reserved for issuance under the ESPP automatically increases by a number equal to the lesser of (i) 2% of the total number of shares of common stock outstanding on December 31 of the preceding year, or (ii) such number as our Board may determine. However, not more than an aggregate of 25,000,000 shares of common stock may be issued pursuant to the ESPP.

Board of Directors' Recommendation

        We believe strongly that the approval of the amendments to the 2007 Plan to increase the number of shares of common stock eligible for issuance is essential to our continued success. Our employees are one of our most valuable assets. Awards under the 2007 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such Awards also are crucial to our ability to motivate employees to achieve our goals. In addition, amending the 2007 Plan to provide additional limitations on the repricing of options and SARs and to provide that dividends and dividend equivalents be accumulated or reinvested and paid upon vesting, would more closely align the incentives of our employees, officers, directors, consultants and advisors who are eligible to receive Awards under the 2007 Plan with the interests of all our stockholders in the long-term enhancement of stockholder value. For the reasons stated above, the stockholders are being asked to approve the amendments to the 2007 Plan.

        Our Board unanimously recommends a vote "FOR" the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended.

 Proposal 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking the stockholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2010. Deloitte & Touche LLP has acted in this capacity since August 2005. Representatives of Deloitte & Touche LLP are expected to be present at the 2010 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, our Audit Committee may reconsider this appointment.

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines

        Sonus' Board has adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. In order to reflect these principles, our Board has established Corporate Governance Guidelines to assist in the fulfillment of its responsibilities. The governance practices, which are memorialized in the Corporate Governance Guidelines, are intended to ensure that our Board has the necessary authority and processes to review and evaluate our business operations as needed and to make independent decisions consistent with the interests of our stockholders.

        Our Board is responsible for overseeing our management and financial results and is committed to diligently exercising its oversight responsibilities consistent with the highest principles of business ethics, and to meeting the corporate governance requirements of both federal law and the NASDAQ Stock Market Marketplace Rules.

        The Corporate Governance Guidelines, among other things, include information regarding the:

  •
  various goals of the Board, as well as a description of the roles and responsibilities of its members;

  •
  composition of the Board, including the independence of directors and an overview of the candidate selection process;

  •
  process of meetings of the Board and the various committees of the Board; and

  •
  policies of the Company relating to director orientation and the proper access by directors to various members of management and Company advisors.

        The Corporate Governance Guidelines reflect the Company's principles on corporate governance matters. These guidelines are available on our website www.sonusnet.com, in the section entitled About Us—Investor Relations—Governing Our Company, or in paper form upon request to the Company's corporate secretary.

Code of Conduct and Ethics

        Our Board has adopted a written Corporate Code of Conduct and Ethics, which qualifies as a "code of ethics" as defined by Item 406 of Regulation S-K of the Exchange Act of 1934, as amended. The Code of Conduct and Ethics was established to preserve Sonus' reputation and to reaffirm its existing policy for integrity to its employees, officers and directors and to persons who deal with the Company. To ensure that our business is conducted in a consistently legal and ethical manner, all of our directors, officers and employees must act in accordance with our Code of Conduct and Ethics.

        Among other matters, the Code of Conduct and Ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest;

  •
  proper use of Company resources;

  •
  full, fair, accurate and timely disclosure in public communications and SEC reports;

  •
  prompt internal reporting of violations of internal policies; and

  •
  accountability for adherence to the Code of Conduct and Ethics.

        Our policies and procedures cover all areas of professional conduct, including relations with vendors, conflicts of interest, financial integrity and the protection of corporate assets, as well as adherence to all laws and regulations applicable to the conduct of our business. Employees and directors are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct and Ethics. In addition, our Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        Our Code of Conduct and Ethics is available on our website www.sonusnet.com, in the section entitled About Us—Investor Relations—Governing Our Company, or in paper form upon request to the Company's corporate secretary.

Oversight of Risk Management

        At Sonus, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive of stockholder value. Senior management is responsible for overseeing management in the execution of its responsibilities and for assessing the Company's approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through its committees, each of which examines various components of enterprise risk as part of their responsibilities. Generally, strategic risks are overseen by the full Board, financial risks are overseen by the Audit Committee, and risks relating to our compensation policies are overseen by the Compensation Committee to ensure that our compensation programs do not encourage excessive risk taking. Management regularly reports on each such risk to the relevant committee or the Board. Additional review or reporting on risks is conducted as needed or as required by the Board or one of its committees.

        In addition, an overall review or risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board's role in risk oversight of the Company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Director Independence

        Under the NASDAQ Stock Market Marketplace Rules, a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. SEC rules also impose, through the NASDAQ Stock Market Marketplace Rules, special independence requirements for members of the Audit Committee. Our Board has determined that each of James K. Brewington, John P. Cunningham, Howard E. Janzen, Paul J. Severino, John A. Schofield, Scott E. Schubert, H. Brian Thompson and Beatriz V. Infante does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 4200(a)(15) of the NASDAQ Stock Market Marketplace Rules. The special independence requirements of the SEC for Audit Committee members are discussed below under "Board Committees—Audit Committee."

        In determining the independence of the directors listed above, our Board considered each of the policies and procedures specified in our related person transaction policy. There are no family relationships among our executive officers and directors.

 Board Meetings

        Our Board recognizes the importance of director attendance at Board and committee meetings. In 2009, overall attendance at Board and committee meetings was over 98%. Our Board held 13 meetings during 2009. Attendance was at least 75% for each director. We do not have a policy regarding the attendance of directors at our annual meetings of stockholders. Each director who served on our Board during 2009 attended the 2009 annual meeting of stockholders.

Board Committees

        Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and one ad-hoc committee: the Corporate Development and Investment Committee. With the exception of the Corporate Development and Investment Committee, each of these Committees is composed entirely of independent directors as defined under applicable rules.

  Audit Committee

        Our Board has established an Audit Committee consisting of four members: Messrs. Cunningham (Chairman), Janzen, Schofield and Schubert. Each of the members of the Audit Committee is an "independent director" as defined under the rules of the NASDAQ Stock Market and the additional independence requirements for members of audit committees imposed by Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board has determined that Mr. Cunningham is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held 11 meetings during 2009.

        The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and the NASDAQ Stock Market.

        Among other things, the purposes of the Audit Committee include:

  •
  overseeing our accounting and financial reporting processes and the audits of our financial statements; and

  •
  maintaining the integrity of our financial statements, the independence, qualifications and performance of our independent registered public accounting firm, and our compliance with legal requirements.

        The duties of the Audit Committee include, among other things:

  •
  selecting, compensating, retaining, terminating and overseeing the independent registered public accounting firm;

  •
  considering the qualifications, independence and performance of, and approving the scope of the proposed audit to be conducted by, our independent registered public accounting firm and reviewing the results of the audit;

  •
  reviewing our financial reporting processes, including the accounting principles and practices followed and the financial information provided to stockholders and others;

  •
  establishing and administering our procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters;

  •
  overseeing our internal control over financial reporting and disclosure controls and procedures; and

  •
  serving as our Qualified Legal Compliance Committee.

        The duties of the Audit Committee do not include determining whether our financial statements are complete and accurate or whether they are in prepared accordance with generally accepted accounting principles. Management of the Company is responsible for preparing our financial statements and our independent auditors are responsible for auditing those financial statements.

  Compensation Committee

        The Compensation Committee consists of four members: Messrs. Severino (Chairman), Schofield, and Thompson and Ms. Infante. Each of the members of the Compensation Committee is an "independent director" as defined under the rules of the NASDAQ Stock Market. The Compensation Committee held 10 meetings during 2009.

        The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market.

        Among other things, the purposes of the Compensation Committee include:

  •
  discharging the Board's responsibilities relating to the compensation of the Company's Chief Executive Officer and other executive officers;

  •
  administering the Company's equity-based compensation plans; and

  •
  reviewing the disclosures in the Compensation Discussion and Analysis and producing an annual compensation committee report for inclusion in the Company's proxy statement.

        The responsibilities of the Compensation Committee include, among other things:

  •
  reviewing and approving the compensation, as well as evaluating the performance, of our executive officers, including our Chief Executive Officer;

  •
  periodically reviewing, with input from the full Board, issues related to succession planning for the Chief Executive Officer and other members of management;

  •
  reviewing the Company's various public disclosures regarding compensation and preparing an annual executive compensation report for the stockholders of the Company in accordance with the rules and regulations of the SEC; and

  •
  advising and assisting management in developing our overall compensation strategy to assure that it promotes stockholder interests, supports our strategic and tactical goals, and provides for appropriate rewards and incentives for our management and employees.

        In exercising its responsibilities, the Compensation Committee establishes and monitors policies governing the compensation of executive officers and determines the terms, conditions, restrictions and performance criteria relating to incentive compensation. As discussed below in the Compensation Discussion and Analysis, the Compensation Committee has retained compensation consulting firm Frederic W. Cook & Company to provide advice and data to this Committee. In 2009, Frederic W. Cook & Company also provided consulting services for the Compensation Committee relating to compensation paid to non-employee directors of our Board as well as consulting services for the Company relating to the Exchange Program.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of three members: Messrs. Thompson (Chairman), Brewington and Janzen. Each of the members of the Nominating and Corporate Governance Committee is an "independent director" as defined under the current rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee held 2 meetings during 2009.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market.

        Among other things, the purposes of the Nominating and Corporate Governance Committee include:

  •
  assisting the Board in identifying individuals qualified to serve as members of the Board;

  •
  developing and recommending to the Board a set of corporate governance principles for the Company; and

  •
  overseeing the evaluation of the Board and management of the Company.

        The duties of the Nominating and Corporate Governance Committee include, among other things:

  •
  developing criteria for the selection of new directors and identifying candidates qualified to become members of the Board;

  •
  recommending to the Board the director nominees (a) for election by the stockholders at each meeting of stockholders at which directors will be elected and (b) to fill any vacancies and newly created directorships on the Board; and

  •
  developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and reviewing and reassessing the adequacy of such guidelines.

        The Nominating and Corporate Governance Committee encourages the selection of directors who will contribute to our overall corporate goals of responsibility to our stockholders, customers and employees. The Nominating and Corporate Governance Committee reviews from time to time the appropriate skills and characteristics required of individual directors to contribute to our success in today's business environment. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date. As discussed below under "Director Nomination Process," the Nominating and Corporate Governance Committee applies the same selection criteria to stockholder-nominated director candidates as to those nominated by the Company.

  Corporate Development and Investment Committee

        The Corporate Development and Investment Committee is an ad-hoc committee of the Board and consists of five members: Messrs. Brewington, Cunningham, Nottenburg and Schubert and Ms. Infante. Each of Messrs. Brewington, Cunningham and Schubert and Ms. Infante is an "independent director" as defined under the rules of the NASDAQ Stock Market. The Corporate Development and Investment Committee held 10 meetings during 2009.

        The Corporate Development and Investment Committee operates pursuant to a written charter adopted by the Board.

        Among other things, the purposes of the Corporate Development and Investment Committee include providing advice to the Board with respect to:

  •
  the Company's minority investments;

  •
  the issuance of debt securities of the Company;

  •
  stock repurchase programs that may be adopted by the Board;

  •
  potential acquisitions, merger transactions, joint ventures and other investment transactions;

  •
  uses of the Company's cash and short-term investments; and

  •
  tax planning.

        The Corporate Development and Investment Committee also performs any other activities or responsibilities from time to time assigned to it by action of the Board, which is consistent with the Corporate Development and Investment Committee Charter as the Board deems necessary or appropriate. The Corporate Development and Investment Committee, however, does not have any authority to act on behalf of or bind the Company, unless the Board delegates such authority to the Corporate Development and Investment Committee.

Director Nomination Process

        The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

        In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following criteria for nomination as a director: demonstrated business knowledge and experience and an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, backgrounds, skills, races, genders and national origins.

        Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting the candidate's name, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA 01886, with a copy to Sonus Networks, Inc., Attn: Chief Financial Officer, 7 Technology Park Drive, Westford, MA 01886. Assuming that appropriate biographical and background materials have been provided on a timely basis, the Nominating and Governance Committee will evaluate stockholder-recommended director candidates by following substantially the same process, and applying substantially the same criteria discussed above, as it follows for candidates submitted by others.

        Stockholders may directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals For Presentation At 2011 Annual Meeting."

Board Leadership Structure

        The Company's Amended and Restated By-laws delegate to the Board the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and Chief Executive Officer. In 2008, our Board undertook a comprehensive review of our current corporate governance practices, the corporate governance environment and current trends, and, as a result, instituted a number of important changes, including separating the roles of Chairman and Chief Executive Officer. The Board has determined that the Board leadership structure that is most appropriate at this time, given the specific characteristics and circumstances of the Company, the skills and experience of Howard E. Janzen and Richard N. Nottenburg and succession planning, is leadership based upon the experienced management afforded by a non-executive Chairman and a full-time Chief Executive Officer, both positions being subject to oversight and review by the Company's independent directors. The Board recognizes that depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. A combined Chairman and Chief Executive Officer Board leadership structure has previously served the Company and its stockholders well and may serve them well in the future. The Company is committed to reviewing this determination on an annual basis.

        The Board's leadership is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. Only independent directors serve on the Audit Committee, the Compensation Committee and Nominating and Corporate Governance Committee and standing Board committees are chaired by independent directors.

  Non-Executive Chairman

        In December 2008, in furtherance of our desire to strengthen our corporate governance policies, our Board separated the positions of Chairman and Chief Executive Officer. At that time, our Board appointed Howard E. Janzen as non-executive Chairman of the Board. The duties of the non-executive Chairman of the Board, among others, are to:

  •
  preside at Board meetings;

  •
  preside at executive sessions or other meetings of the independent directors;

  •
  coordinate with committee chairs in the development and recommendations relative to Board and committee meeting content and schedules; and

  •
  provide the Chief Executive Officer's annual performance evaluation communicating the feedback from the Compensation Committee and the Board.

  Lead Independent Director

        Our independent directors appointed Paul Severino as lead independent director for fiscal 2009 to strengthen the independence and the role of the independent directors. The duties of the lead independent director were to:

  •
  preside at Board meetings in the absence of the Chairman of the Board, or upon designation by a majority of directors;

  •
  preside at executive sessions or other meetings of the independent directors in the absence of the Chairman of the Board; and

  •
  consult with the Chairman of the Board as to agenda items for board and committee meetings.

        Generally, our independent directors appointed the lead independent director annually to serve for a period of one year. It was appropriate for the Company to have a lead independent director for fiscal 2009 since the Company had separated the roles of Chairman and Chief Executive Officer in

December 2008 and the lead independent director helped to transition the non-executive Chairman in his new role. For fiscal 2010, however, the Board eliminated the role of lead independent director because the non-executive Chairman had served in this capacity for over one year. The Board recognizes that depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. A lead independent director position has previously served the Company and its stockholders well and may serve them well in the future. The Company is committed to reviewing this determination on an annual basis.

Executive Sessions of the Board

        Under our Corporate Governance Guidelines, our independent directors are required to meet regularly in executive session without management to review the performance of management and our company and any related matters. Generally, executive sessions will be held in conjunction with regularly scheduled meetings of the Board.

        We expect the Board to have a least four executive sessions each year.

Additional Governance Matters

  Public Availability of Corporate Governance Documents

        Our key corporate governance documents, including our Corporate Governance Guidelines, Corporate Code of Conduct and Ethics and the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development and Investment Committee are:

  •
  available on our corporate website at http://www.sonusnet.com (by including the foregoing Internet address link, we do not intend to incorporate by reference to this Proxy Statement material not specifically referenced herein);

  •
  available in print to any stockholder who requests them from our corporate secretary; and

  •
  filed as exhibits to our securities filings with the SEC.

  Stockholder Communications with the Board of Directors

        Stockholders may communicate with our Board by writing, e-mailing or calling our Investor Relations Department at Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8142, ir@sonusnet.com. Our Investor Relations Department will review all such communications and will forward to the chairman of the Audit Committee of our Board all communications that raise an issue appropriate for consideration by our Board. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

 Director Compensation

        Members of our Board who are employees or officers of Sonus receive no compensation for their service as directors. For 2009, non-employee directors of our Board received cash compensation as follows:

Description of Board and Committee Service	Board Member Annual Fee
Board Membership	$20,000
Audit Committee Membership	$7,500
Other Committee Membership(1)	$3,750
Audit Committee Chair(2)	$10,000

(1)
"Other Committee" includes the Compensation Committee, the Nominating and Corporate Governance Committee and the Corporate Development and Investment Committee.

(2)
Compensation for service as Chair is in addition to compensation for Board/committee membership.

        Directors also are eligible to be reimbursed for reasonable out-of pocket expenses incurred in connection with attendance at our Board or committee meetings.

        For 2009, non-employee directors of the Board were entitled to equity compensation as follows:

Type of Grant	Number of Shares of Common Stock Underlying Options
Initial Grant(1)	50,000
Annual Grant(1)(2)	20,000

(1)
Option grants are subject to four-year vesting under the 2007 Plan.

(2)
The Compensation Committee elected to forgo annual grants of common stock to non-employee directors for fiscal year 2009.

        The following table contains information on compensation earned by each non-employee member of our Board during 2009:

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards (2)(3) ($)	Total ($)
James K. Brewington(1)	$16,928	$51,300	$68,228
John P. Cunningham	$39,375	—	$39,375
Howard E. Janzen	$31,250	—	$31,250
John A. Schofield(1)	$29,375	$32,505	$61,880
Scott E. Schubert(1)	$29,375	$47,850	$77,225
Paul J. Severino	$23,750	—	$23,750
H. Brian Thompson	$27,500	—	$27,500

(1)
Messrs. Brewington, Schofield and Schubert were each appointed to our Board in 2009.

(2)
The amounts in this column do not reflect compensation actually received by the director. Instead, the amounts reflect the grant date fair value of 2009 awards, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation, or ASC 718. The grant date fair values of options to purchase common stock granted to our non-employee directors in 2009 were estimated using the Black-Scholes valuation model with the following assumptions:

Risk-free interest rate	1.76%–2.47%
Expected dividend yield	—
Weighted average volatility	64.3%
Expected life (years)	4.5

  For further discussion regarding the assumptions used in calculating the amounts in this column, please see Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
The following table shows the aggregate number of outstanding stock options held by each of our non-employee directors as of December 31, 2009 and the grant date fair value for each award as calculated in accordance with ASC 718:

Non-employee Director	Grant Date	Number of Shares Underlying Outstanding Options	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Option Awards
James K. Brewington	05/15/09	50,000	$1.92		$51,300
John P. Cunningham	09/09/04	50,000	$5.37		$230,000
	10/12/05	20,000	$4.95		75,698
	12/17/07	40,000	$6.10		118,336

		110,000			$424,034

Howard E. Janzen	01/20/06	50,000	$4.77		$159,000
	12/17/07	40,000	$6.10		118,336

		90,000			$277,336

John A. Schofield	02/17/09	50,000	$1.25		$32,505
Scott E. Schubert	03/16/09	50,000	$1.84		$47,850
Paul J. Severino	05/11/01	10,000	$29.00		$265,700
	05/02/02	10,000	$2.51		21,940
	05/07/03	10,000	$3.31		29,200
	12/29/04	10,000	$5.52		46,800
	10/12/05	20,000	$4.95		75,698
	12/17/07	40,000	$6.10		118,336

		100,000			$557,674

H. Brian Thompson	10/24/03	14,583	$7.65	*	$98,556
	10/24/03	35,417	$8.38	*	239,419
	12/29/04	10,000	$5.52		46,800
	10/12/05	20,000	$4.95		75,698
	12/17/07	45,000	$6.10		133,128

		125,000			$593,601

*
Exercise prices for these awards, although granted on the same day, differ due to the restatement of the Company's historical financial statements, which was completed in fiscal year 2007, and which resulted in the repricing of certain previously awarded stock option grants.

EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position
Richard N. Nottenburg	56	President and Chief Executive Officer
Gurudutt Pai	44	Executive Vice President and Chief Operating Officer
Jeffrey M. Snider	46	Senior Vice President, General Counsel and Secretary
Wayne Pastore(1)	45	Vice President, Finance, Interim Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Controller
Mohammed Shanableh	40	Vice President, Worldwide Sales
Kathy Harris	51	Vice President, Human Resources
Gale England	60	Vice President, Product Operations
Matt Dillon	49	Vice President, Global Services
Kumar Vishwanathan	40	Vice President, Engineering and Chief Architect

(1)
Mr. Pastore succeeded Richard Gaynor, who resigned in February 2010 and was our Chief Financial Officer for the full fiscal year 2009.

        Biographical information regarding each executive officer other than Richard N. Nottenburg is set forth below. Dr. Nottenburg's biographical information is set forth above under "Proposal 1—Election of Directors."

        Gurudutt Pai has served as or our Executive Vice President and Chief Operating Officer since February 2010. Mr. Pai joined Sonus in December 2008 as Senior Vice President and General Manager. Mr. Pai has over 20 years experience in the telecommunications industry. Mr. Pai joined Sonus from Veveo, Inc., where he was Vice President of Marketing and Business Development. Prior to joining Veveo, Inc., Mr. Pai was Vice President of the Core Networks division of Motorola, Inc. Mr. Pai joined Motorola, Inc. in April 2003 through its acquisition of Winphoria Networks, Inc., where he was Vice President of Business Development, Product Management and Marketing. Prior to joining Winphoria Networks, Inc., he was a Sales Vice President at Lucent Technologies for emerging markets. Prior to Lucent Technologies, he held various positions in systems engineering and technical planning for the optical, switching, and wireless divisions of AT&T and AT&T Bell Laboratories. Mr. Pai holds a Master of Business Administration from the Wharton School of the University of Pennsylvania, a Master of Science in electrical engineering from the New Jersey Institute of Technology, and a Bachelor of Science in electrical engineering from Kamatak University in India.

        Jeffrey M. Snider has served as our Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining Sonus, Mr. Snider served in a dual legal and operating role as Executive Vice President and General Counsel of Bankruptcy Management Solutions, Inc., a provider of hardware, software and services to the bankruptcy industry. From 2003 to 2006, Mr. Snider was the Senior Vice President and General Counsel of Geac Computer Corporation, Ltd., a global software and services provider. Prior to Geac Computer Corporation, Ltd., Mr. Snider was Senior Vice President and General Counsel at Lycos, Inc., an industry-leading Internet conglomerate. Prior to his in-house career, Mr. Snider was a member of the Boston law firm of Hutchins & Wheeler. Mr. Snider served as a Director on the Board of the New England Legal Foundation from 2001 to 2009, and was a Trustee of the Boston Bar Foundation from 2003 to 2007. Mr. Snider is a graduate of Amherst College and the University of Virginia School of Law.

        Wayne Pastore has served as our Treasurer since April 2010, our Interim Chief Financial Officer since February 2010, and has been our Vice President, Finance, Corporate Controller and Chief Accounting Officer since May 2008. He had previously been our Director, Business Process

Improvement from February 2008 to May 2008. Prior to joining the Company, from September 2006 to February 2008, Mr. Pastore was Director of Financial Planning and Analysis of Sycamore Networks, Inc., an optical switching company. From December 2003 to September 2006, he was Corporate Controller of Spotfire, Inc., a business analytics software company. Mr. Pastore was also the Corporate Controller at eXcelon, Inc., a database software company, from 2000 to 2003. Mr. Pastore spent thirteen years in public accounting prior to his work in-house. He has a Bachelor of Science in accounting from the University of Massachusetts/Lowell and a Juris Doctor from Suffolk University Law School.

        Mohammed Shanableh joined Sonus in September 2004. He has been our Vice President, Worldwide Sales since August 2007. From October 2006 to July 2007, he was Vice President, Sales Engineering, and was Vice President, Network Technology Solutions, from September 2004 to October 2006. Mr. Shanableh was Director, Carrier Strategy at Telica, a developer of intelligent multi-service broadband switching systems for next generation service providers, from January 2002 to September 2004. He co-founded Valiant Networks, where he was served as Vice President, Professional Services, from December 1999 to December 2001.

        Kathy Harris has been our Vice President, Human Resources since July 2007 and has more than 20 years of experience in human resources. Prior to joining Sonus, Ms. Harris held the position of Vice President, Human Resources at Lightbridge, from 2000 to 2007. Prior to Lightbridge, Ms. Harris was Vice President, Human Resources at Trend-Lines, Inc. Ms. Harris holds a Master of Business Administration and a Bachelor of Science degree in Government from Suffolk University, Boston. Ms. Harris is a member of the Human Resources Leadership Forum, Society for Human Resources Management and the Northeast Human Resources Association.

        Gale England has been our Vice President, Product Operations since May 2005. Prior to joining Sonus, Mr. England was the Chief Executive Officer and President of Numetrix Inc., a San Francisco-based software applications company. From 2000 to 2001, he was General Manager and Vice President of Engineering Development at VillaMontage Systems, a broadband access solution funded by Convergence Partners. Prior to 2000, Mr. England had also held senior management positions at Digital Equipment Corp., Wellfleet Communications, Inc., Bay Networks and Nortel Networks, Inc.

        Matt Dillon has been our Vice President, Global Services since 2001. Prior to joining Sonus, from 1987 to 2000, he was a founding member of Boston Technology (later purchased by Comverse Technology Corp.), which created the de-facto standard in scalable central office-based voicemail platforms for Bell Atlantic. From 1984 to 1987, Mr. Dillon was Vice President of Operations for Technology Enterprises.

        Kumar Vishwanathan has been our Vice President, Engineering and Chief Architect since August 2009. Mr. Vishwanathan holds 15 patents and has more than ten applications pending in telephony, multimedia and collaboration. Prior to joining Sonus, Mr. Vishwanathan served as the co-founder and Vice President of Solutions for envIO Networks, a mobile content and social marketing platform provider. Mr. Vishwanathan was part of the founding team at Winphoria Networks, Inc., helping the company to pioneer technology in the wireless softswitch and push-to-talk over cellular markets. After Motorola, Inc.'s acquisition of Winphoria Networks, Inc. in May 2003, Mr. Vishwanathan served as the Senior Director of Engineering where he was responsible for overseeing the development of the company's Core Networks product line. Prior to joining Winphoria Networks, Inc. in 2000, Mr. Vishwanathan worked at Lucent Bell laboratories defining the early softswitch architectures and the development of the Lucent SoftSwitch.

 BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2010 by:

  •
  each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

  •
  each of our executive officers, including our Named Executive Officers (as defined in the Summary Compensation Table below);

  •
  each of our directors; and

  •
  all of our executive officers, including our Named Executive Officers, and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that are subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2010 are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of March 31, 2010 is based upon 275,006,930 shares of common stock outstanding on that date plus shares subject to options to the extent noted above.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
Executive Officers:
Richard N. Nottenburg(1)	1,360,106		*
Richard J. Gaynor(2)	—		*
Jeffrey M. Snider(3)	210,000		*
Mohammed Shanableh(4)+	611,008		*
Kumar Vishwanathan(5)	90,513		*
Gurudutt Pai(6)	557,438		*
Wayne Pastore(7)	80,801		*
Kathy Harris(8)	101,520		*
Gale England(9)	222,605		*
Matt Dillon(10)	783,572		*
Non-Employee Directors:
James K. Brewington(11)	12,500		*
John P. Cunningham(12)	94,167		*
Beatriz V. Infante	—		*
Howard E. Janzen(13)	74,167		*
John A. Schofield(14)	15,625		*
Scott E. Schubert(15)	14,583		*
Paul J. Severino(16)+	588,739		*
H. Brian Thompson(17)	127,188		*
All executive officers, including our Named Executive Officers, and directors as a group (18 persons)(18)	4,944,532	1.80%

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
5% Owners:
Senate Limited (Trustee)—P.O. Box 71082, Dubai, United Arab Emirates(19)	67,295,079	24.47%
FMR LLC—82 Devonshire Street, Boston, MA 02109(20)	1,189,083	*
T. Rowe Price Associates, Inc.—100 E. Pratt Street, Baltimore, MD 21202(21)	11,770,400	4.28%
Brookside Capital Trading Fund, L.P.—c/o Brookside Capital, LLC, 111 Huntington Avenue, Boston, MA 02199(22)	16,740,956	6.09%

*
Less than 1% of the outstanding shares of common stock.

+
The executive officer or director has implemented a Rule 10b5-1 trading plan under which shares of our common stock may be sold from time to time.

(1)
Includes 479,166 shares subject to outstanding options that are exercisable as of May 30, 2010, and 625,000 shares of restricted stock subject to vesting.

(2)
Mr. Gaynor resigned as our Chief Financial Officer, effective February 8, 2010.

(3)
Shares are restricted stock subject to vesting.

(4)
Includes 411,771 shares subject to outstanding options that are exercisable as of May 30, 2010, and 131,000 shares of restricted stock subject to vesting.

(5)
Includes 75,000 shares of restricted stock subject to vesting.

(6)
Includes 106,250 shares subject to outstanding options that are exercisable as of May 30, 2010, and 400,000 shares of restricted stock subject to vesting.

(7)
Includes 56,250 shares subject to outstanding options that are exercisable as of May 30, 2010, and 20,000 shares of restricted stock subject to vesting.

(8)
Includes 70,833 shares subject to outstanding options that are exercisable as of May 30, 2010, and 24,999 shares of restricted stock subject to vesting.

(9)
Includes 176,625 shares subject to outstanding options that are exercisable as of May 30, 2010, and 30,624 shares of restricted stock subject to vesting.

(10)
Includes 671,250 shares subject to outstanding options that are exercisable as of May 30, 2010, and 109,125 shares of restricted stock subject to vesting.

(11)
Includes 12,500 shares subject to outstanding options that are exercisable as of May 30, 2010.

(12)
Includes 94,167 shares subject to outstanding options that are exercisable as of May 30, 2010.

(13)
Includes 74,167 shares subject to outstanding options that are exercisable as of May 30, 2010.

(14)
Includes 15,625 shares subject to outstanding options that are exercisable as of May 30, 2010.

(15)
Includes 14,583 shares subject to outstanding options that are exercisable as of May 30, 2010.

(16)
Includes 84,167 shares subject to outstanding options that are exercisable as of May 30, 2010.

(17)
Includes 107,188 shares subject to outstanding options that are exercisable as of May 30, 2010.

(18)
Includes 2,374,542 shares subject to outstanding options that are exercisable as of May 30, 2010, 1,625,748 shares of restricted stock subject to vesting owned by all of our executive officers, including our Named Executive Officers, and current directors, and 224 shares pledged as security, including shares held by brokers in margin loan accounts, whether or not there are loans outstanding. With the exception of Mr. Gaynor, each of our directors and executive officers may be reached at 7 Technology Drive, Westford, Massachusetts 01886. Mr. Gaynor is a Named Executive Officer for purposes of the 2009 Summary Compensation Table and the accompanying tabular and narrative disclosure set forth below. However, he resigned as Chief Financial Officer of our company as of February 8, 2010. Therefore, as of March 31, 2010, Mr. Gaynor was no longer an executive officer of the Company.

(19)
According to a Schedule 13D/A No. 10 filed with the SEC on January 15, 2010, reporting the beneficial ownership of 67,295,079 shares of our common stock, each of Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, Legatum Global Investment Limited and Senate Limited (acting on behalf of a trust formed under the laws of The Cayman Islands as of July 1, 1996) reports sole voting power and sole dispositive power of the 67,295,079 shares.

(20)
According to a Schedule 13G/A No. 8 filed with the SEC on July 10, 2010, reporting the beneficial ownership of 1,189,083 shares of our common stock, FMR reports sole dispositive power of the 1,189,083 shares. Pursuant to such Schedule 13G/A No. 8, (i) Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 1,183,683 shares of common stock; (ii) members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC; (iii) Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,183,683 shares owned by the funds; (iv) neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' Board of Trustees; (v) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined under the Securities Exchange Act of 1934, as amended, is the beneficial owner of 5,400 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares; and (vi) Edward C. Johnson 3d and FMR, LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 5,400 shares and sole power to vote or to direct the voting of 0 shares of our common stock owned by the institutional accounts managed by Pyramis Global Advisors Trust Company.

(21)
According to a Schedule 13G/A No. 1 filed on February 12, 2010, reporting the beneficial ownership of 11,770,400 shares of our common stock, T. Rowe Price Associates, Inc. reports sole dispositive power of the 11,770,400 shares and sole voting power over 3,304,400 shares. These shares of common stock, however, are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(22)
According to a Schedule 13G/A No. 1 filed on February 16, 2010, reporting the beneficial ownership of 16,740,956 shares of our common stock, Brookside Capital Trading Fund, L.P. reports sole voting power and sole dispositive power of the 16,740,956 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview of the Compensation Program

        The Compensation Committee of the Board oversees our executive compensation program, approves all compensation policies applicable to our executive officers in accordance with our compensation philosophy and makes decisions regarding all forms of compensation to executive officers.

  Philosophy and Objectives

        The Compensation Committee believes that the most effective compensation programs are designed to attract, retain, motivate and reward executive talent as well as to align the interests of our executive officers with those of our stockholders.

        Compensation awarded or paid to our executive officers is based upon their scope of responsibilities, experience and demonstrated performance. The Compensation Committee relies upon its experience and judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. The Compensation Committee believes that the executive compensation program should include competitive cash and stock-based compensation components that reward performance as measured against established goals. The Compensation Committee annually reviews market data and information, which is provided from time to time by a compensation consultant, to determine the appropriate level and combination of incentive and non-incentive, cash and equity-based compensation, based upon competitive data. The Compensation Committee believes that as a growth-oriented company, Sonus should continue to provide significant equity incentives as a component of compensation.

        The Compensation Committee evaluates executive compensation to ensure that we have an effective executive compensation program. The Compensation Committee believes that such a program should be tied to annual and long-term strategic goals for the business and should align executives' interests with those of the stockholders by rewarding performance that achieves those goals with the objective of ultimately increasing shareholder value. As the Compensation Committee believes that our executives should have incentives to bring us to a higher level of performance as compared to our peer group, total direct compensation is intended to represent a strong competitive position (60th percentile opportunity if goals are achieved) as compared to our peer group. For further information on our peer group, please see page 44, below.

        Our executive compensation program is designed to: (i) offer compensation opportunities that attract highly talented executives; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding initiative and achievement; (iv) reinforce critical measures of performance derived from our business strategy and key success factors; and (v) retain those individuals with the leadership abilities and skills necessary to build long-term shareholder value by supporting executive ownership and shareholder alignment.

        The Compensation Committee reviews our executive compensation program to ensure that it does not encourage excessive risk taking. More specifically, this review includes the executive cash-based incentive program that covers all executives, except for our Vice President of Worldwide Sales. Based on the Compensation Committee's review of our executive compensation program, it concluded that such program does not encourage excessive or inappropriate risk taking by our executive officers for the following reasons, among others: our executive compensation program pays for performance against financial targets that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management; and qualitative factors beyond the quantitative financial metrics are a significant consideration in the determination of individual executive compensation payments—how our executive officers achieve the financial results and demonstrate leadership consistent with the Sonus values are critical to individual compensation decisions. The Compensation Committee is confident that our executive compensation program is aligned with the interests of our stockholders and rewards for performance.

        In order to achieve the objectives of our program, the Compensation Committee believes that the executive compensation program must include competitive cash and stock incentive-based compensation components that reward performance and that are heavily weighted towards incentive-based compensation rather than fixed base salaries as a percentage of total compensation. Consistent with this philosophy, the executive compensation program historically was structured with executive base salaries that were below the median of our peer group, but with annual cash incentives designed to make us competitive with our peer group (total cash compensation at the 50th percentile opportunity if annual goals were achieved), and long-term equity incentives that were highly competitive with our peer group (75th percentile opportunity if goals were achieved). More recently, however, the performance of the stock markets in general, and the Company's stock in particular, have diminished the value of the Company's equity incentives, and as a result, the Compensation Committee and management have been required to increase the base salaries in order to attract and retain talented executives necessary to create a company with strong growth and earnings potential.

        The Compensation Committee compared the Company's programs with a peer group of global telecommunications companies, which was selected with the help of compensation consultant Frederic W. Cook & Company. The peer companies included Acme Packet, Inc., ADTRAN, Inc., Airvana, Inc. (which recently announced that it is to be acquired by a group of private equity firms), Blue Coat Systems, Inc., Digi International Inc., EMS Technologies, Inc., Emulex Corporation, Extreme Networks, Inc., Harmonic Inc., Ixia, Starent Networks LLC (which recently announced that it is to be acquired by Cisco Systems) and Tekelec. The peer group selection factors included revenue size (primarily companies in the $100 million to $500 million annual revenue range with medium revenue of $357 million) and industry (including all high-technology companies with a majority in the networking/telecommunications industry). A new group was used for purposes of 2009 compensation decisions. The Compensation Committee no longer included Juniper Networks, Inc., LEAP Wireless International, Inc., UT Starcom, Inc., Ciena Corporation and XO Communications, LLC because each of these companies had significantly higher revenues, total assets and headcount than Sonus and its other peer companies. Sycamore Networks, Inc. was not included because it had significantly less revenue than Sonus and its other peer companies. Red Hat, Inc. was not considered a peer because it is in the systems software business and LEAP Wireless International, Inc. was not considered a peer because it is in the wireless telecommunications services industry. The Compensation Committee believed that the 2009 peer group was more cohesive than the 2008 peer group, as the updated peer companies had similar revenues ranging from $116 million to $501 million and hired similar types of employees with comparable skill sets. Additionally, each of the companies in our 2009 peer group was classified under the "Communications Equipment" Global Industry Classification Standard sub-industry description. As a result of recently announced acquisitions of companies within our peer group, the Compensation Committee has amended the peer group for 2010.

        While our executive compensation program is intended to provide competitive, incentive-based compensation to our executives, actual executive compensation can vary greatly. The amount of incentive-based cash compensation awarded is based on measures of profitability and revenue and therefore, executives are only awarded such compensation if they achieve the annual corporate performance goals set by our Board and their individual measures of performance. Over the last several years, although target annual cash incentives and target long-term equity incentives have been competitive and highly competitive, respectively, with our peer group, because we have not achieved our target performance goals, executives have been compensated well below target levels and below that of our peer group and survey market references. Please see "Determining Executive Compensation."

        Over the last several years, it has become even more important to maintain target incentive-based compensation at the higher level of the annual revenue range within our peer group because executive retention and motivation have been affected by the challenging market environment and the price of our stock has not led to appreciation in the value of previously granted stock options. Executive turnover has influenced executive compensation decision-making as we promoted a new Chief Operating Officer and a new Interim Chief Financial Officer in February 2010, hired a new Vice President, Engineering and Chief Architect in August 2009, a new Senior Vice President and General Counsel in June 2009, a new Senior Vice President and General Manager in December 2008 (who was later promoted to Chief Operating Officer in January 2010), and a new President and Chief Executive Officer in June 2008. With the need to attract these new hires, our executive compensation became market-driven. We face competition for executives from larger companies with significantly greater cash compensation and from smaller private companies with greater perceived equity growth potential through an initial public offering or acquisition and therefore must be competitive in our total compensation in order to attract and retain highly talented executives.

  Compensation Components

        Our executive compensation program has three major components: (i) base salary, (ii) cash-based incentives and (iii) equity-based incentives. The Compensation Committee reviews the executive compensation program on an annual basis.

        Base Salary.    Aggregate base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives. Increases in salary are based on an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies. The salary for each Named Executive Officer, other than our Vice President of Worldwide Sales, was originally determined in their respective employment agreements, is reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. For 2009, the Compensation Committee, based on recommendations by management, decided that in light of the overall economic environment and business conditions, executive salaries would be frozen at 2008 levels.

        Cash-based Incentives.    Cash-based incentives are expected to represent a substantial part of total compensation for our executives and are based on measures that reflect annual financial and management objectives, as applicable. A significant portion of each executive officer's cash-based compensation is tied to the achievement of both corporate financial goals and individual performance objectives, while Dr. Nottenburg's bonus compensation is tied to the achievement of corporate financial goals. The Compensation Committee determined that Dr. Nottenburg should be focused solely on corporate financial goals and therefore, his individual goals for 2009 were our corporate financial goals for 2009. While the Compensation Committee has the discretion to pay Dr. Nottenburg even if the corporate financial goals are not achieved, they did not exercise such discretion relating to Dr. Nottenburg's bonus compensation for 2009 because we achieved our corporate goals for 2009.

        Under the 2009 executive cash-based incentive program, which covered all executive officers other than the Vice President of Worldwide Sales, the Compensation Committee set each executive's cash-based incentive as a percentage of his or her base salary. (The incentive compensation for the Vice President of Worldwide Sales was based on a commission plan more fully described under the Summary Compensation Table and under "Employment, Severance and Change of Control Arrangements" below.) One hundred percent of the cash incentive bonus for our Chief Executive Officer, which was targeted at 80% of his base salary, was based upon the achievement of corporate goals alone. Each of the other executives was allocated a target cash incentive as a percentage of base salary ranging from 20% to 60%, as determined by the Compensation Committee, and awarded 50% based upon achievement of corporate operating and financial goals and 50% based upon achievement of individual performance objectives established for each executive, subject to the discretion of the Compensation

Committee. The target bonus levels were chosen based upon competitive market and peer group data and analysis as described in "Determining Executive Compensation" below. The corporate goals were chosen based upon financial metrics which are generally used by investors and financial analysts in measuring our corporate performance. Individual objectives included product development and quality metrics, improvement of corporate processes, development of strategic partnerships, expansion of geographic infrastructure, growth of customer base and supply chain improvement.

        The corporate goals for the 2009 executive cash-based incentive program consisted of three measures, which were calculated independently. Each had designated thresholds as indicated below and a maximum payout at 125% of the measurement metric. Given the uncertain economic environment in 2009, one of our corporate goals was to preserve cash. Therefore, one cash metric, which was designed to reward our executives if the cash goal exceeded 100%, had an accelerator of two times the incremental portion of the award which exceeded 100% of target:

Corporate Goal	% of Target	Threshold Performance Level
1. Revenue	10%	85%
2. Full Year Operating Earnings (Loss)	15%	60%
3. Cash	25%	85%

	50%

        The potential payout of individual goals was based upon performance levels ranging from 70% to 130%.

        The formula for calculating the payment under the 2009 executive cash-based incentive program was as follows: corporate revenue goal achievement % × 0.10 (target incentive dollars) plus corporate full year operating earnings (loss) achievement % × 0.15 (target incentive dollars) plus corporate cash achievement % × 0.25 (target incentive dollars) plus individual management bonus objectives, or MBO, achievement % × 0.5 (target incentive dollars) plus accelerators, if earned for cash goal exceeding 100%.

        The corporate goals target for the 2009 executive cash-based incentive program was based upon achievement of corporate goals as follows:

Weight	Objective	Measurement Metrics	Achievement Leverage Factor	Accelerator(4)	Achievement Percentage
10%	Revenue(1)	$225,000,034	85–125%	0	101.2%
15%	Full Year Operating Earnings (Loss)(2)	$(14,918,000)	60–125%	0	125%
25%	Cash(3)	$353,489,000	85–125%	2x for delta if metric exceeds $353,489,000	119%
50%	Individual MBO		70–130%		Varies based on individual performance
Total: 100%

(1)
If this measure was not achieved, it would be deemed achieved if the sum of (i) the actual performance of this measure and (ii) the amount of any positive change in deferred revenue for 2009 met or exceeded the target performance for this measure. However, the impact of any positive change in deferred revenue did not count towards greater than 100% achievement for this measure.

(2)
Operating earnings (loss) is a non-GAAP measure that excluded stock-based compensation expense, amortization of intangible assets and restructuring expense in 2009. In addition, this metric excludes any effect of activities relating to mergers and acquisitions.

(3)
This metric excludes any effect of activities relating to mergers and acquisitions.

(4)
Accelerator only applied if the achieved metric was over 100%.

        As an example, the bonus calculation for an executive who achieved 100% of his individual performance objectives and whose target cash incentive was $100,000 is set forth below, based on a range of performance levels of corporate goals:

Weight	Objective	Accomplish 85% of Corporate Objectives ($)	Accomplish 100% of Corporate Objectives ($)	Accomplish 105% of Corporate Objectives ($)	Accomplish 150% of Corporate Objectives ($)
10%	Revenue	$8,500	$10,000	$10,500	$12,500
15%	Full Year Operating Earnings (Loss)	12,750	15,000	15,750	18,750
25%	Cash	21,250	25,000	25,000	25,000
	Accelerator	—	—	2,500	12,500
50%	Individual MBO	50,000	50,000	50,000	50,000

	Total	$92,500	$100,000	$103,750	$118,750

        The Compensation Committee has established a Senior Management Cash Incentive Plan, effective as of February 23, 2010, pursuant to which the Compensation Committee expects to create cash-based award opportunities for 2010 based upon the achievement of financial metrics consistent with our 2010 operating plan and the financial objectives associated with that plan. We consider our corporate goals to be confidential and their disclosure would cause competitive harm for us and, therefore, we do not disclose these goals for performance periods not yet completed. We reasonably believe we will achieve these targets; based on past experience, we achieved approximately 100% of the corporate goals for 2006, 64% of the corporate goals for 2007, 14.8% of the corporate goals for 2008 and 117% of the corporate goals for 2009. A high level of performance by management will be required to achieve the corporate goals for 2010. The 2010 individual MBOs will be based upon the achievement of certain financial, operating and strategic goals.

        Equity-based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Stock options and restricted stock are awarded to our executive officers in order to tie compensation directly to our long-term success and to increase in shareholder value. In determining the size of the stock option and/or restricted stock grants awarded to each executive officer, the Compensation Committee takes into account the executive officer's position, past performance, anticipated contribution to our long-term goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. The Compensation Committee believes that a combination of stock options and restricted stock is most effective in meeting the key objectives of employee retention, motivation, and shareholder alignment, and is the most cost effective and efficient manner of share usage, taking into account stock-based compensation expense and cash flow. Under the 2007 Plan, a finite number of shares are available. The aggregate number of shares under the 2007 Plan was based upon projected requirements in the normal course of business over a two-year period, within recommended guidelines, assuming similar usage rates to prior years based upon our hiring and annual stock incentive programs, as well as the use of restricted stock in addition to stock options. The historical practice of allocating equity awards to top performers and critical positions will be continued.

  Determining Executive Compensation

        The Compensation Committee evaluates and approves goals and objectives of the Chief Executive Officer; reviews and approves goals and objectives of other key executive officers; evaluates the performance of the executives in light of those goals and objectives; determines and approves the compensation level for the Chief Executive Officer; reviews and sets compensation levels of other key executive officers; evaluates and approves all grants of equity-based compensation to executive officers and recommends to our Board compensation policies for outside directors. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time.

        At the outset of the fiscal year, our Board sets the overall corporate performance goals for the year, while the Compensation Committee reviews and approves each executive's individual MBOs and target bonus, except as otherwise predetermined by an employment agreement. After the end of the fiscal year, the Compensation Committee reviews the actual corporate and individual performance against the predetermined corporate performance goals and individual MBOs to determine the appropriate bonus amount, as well as other performance considerations related to unforeseen events during the year. For each of the performance goals, a formula establishes a payout range based upon the target bonus allocation. The formula also determines the percentage of the target bonus to be paid based on a percentage of goal achievement.

        The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee reviews each component of the executive's compensation against executive compensation surveys. The surveys used for comparison reflect compensation levels and practices for persons holding comparable positions at certain of our peer group companies. The Compensation Committee also solicits appropriate input from our Chief Executive Officer, who works with our Vice President of Human Resources, to recommend compensation for those executives reporting directly to him. The Compensation Committee considers, but is not bound by, recommendations made by Company management. Similarly, the Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. All decisions regarding the Chief Executive Officer's compensation are made by the Compensation Committee in executive session, without the Chief Executive Officer present.

        For fiscal 2009, the Compensation Committee retained Frederic W. Cook & Company as its compensation consultant to provide an analysis of the total compensation practices for our executive and senior management positions. The purpose of the study was to provide management and the Compensation Committee with current information on the competitiveness of our total cash and long-term incentive compensation. The study provided a significant amount of comparative information, using peer group and market data. The Compensation Committee determined the need to review the current compensation strategy and the market reference peer group based on larger company metrics, considering our current and future growth potential. Our 2009 target compensation was compared to both our peer group and survey data. While the competitive positioning of individual executives varied, in the aggregate, the findings by Frederic W. Cook & Company indicated that our base salaries were generally commensurate with that of our peer group and survey medians; for eight of the nine executives whose target bonuses were scheduled to be reduced by 50% in 2009, target total annual cash compensation was generally below the peer group and survey medians; and target total direct compensation was above the peer group and survey medians for the top five executives but below the survey medians for the next four highest paid executives. Due to the uncertainty of macroeconomic conditions and business results and because base salaries were generally commensurate with that of our peer group and survey medians, the Compensation Committee determined to keep 2009 executive compensation at 2008 levels.

        For 2009, the methodology for the compensation review conducted by Frederic W. Cook & Company included a compensation analysis and comparison on a job description level with peer companies based upon information derived from publicly-disclosed information provided on proxy statements. The primary peer group included Acme Packet, Inc., ADTRAN, Inc., Airvana, Inc. (which recently announced that it is to be acquired by a group of private equity firms), Blue Coat Systems, Inc., Digi International Inc., EMS Technologies, Inc., Emulex Corporation, Extreme Networks, Inc., Harmonic Inc., Ixia, Starent Networks LCC (which recently announced that it is to be acquired by Cisco Systems) and Tekelec. The peer group selection factors included revenue size (primarily companies in the $100 million to $500 million annual revenue range with medium revenue of $357 million) and industry (including all high technology companies with a majority in the networking/telecommunications industry).

        Our compensation philosophy is that the overall compensation structure should be competitive within the industry in order to attract and retain talented executives and motivate our executive officers to achieve our business goals.

  Annual Bonus

        The Company's compensation program includes eligibility for an annual performance-based incentive program in the case of all management employees with a management title of "Director" or higher. The award of an annual incentive bonus, which is paid in cash, creates an incentive for management employees to achieve desired short-term corporate goals that are in furtherance of the Company's long-term objectives. The program establishes target bonuses, set as a percentage of base salary, for each position. The target bonus for executive officers included, in fiscal 2009, a weighting of annual corporate and individual performance goals. In fiscal 2009, the target bonuses for our officers ranged from 20% to 60% of their base salary, and the portion of the bonus that was tied to corporate performance was 50%. The Compensation Committee annually reviews target bonuses as a component of executive compensation against the peer group data. It believed the target bonuses for our executive officers for 2009 were within the appropriate range as a percentage of base salary and overall total compensation.

        Non-executive vice presidents and management directors are eligible for a similar performance-based bonus with their target bonus at a lower percentage of salary. All other eligible employees have target bonuses at 10% to 30% of salary, with their actual bonus awards dependent on the achievement of corporate goals and individual MBOs. The 2010 annual performance-based incentive program will include all employees, except for commissioned sales employees.

        The Compensation Committee determines the annual bonus to be paid to the Chief Executive Officer given his target bonus, achievement of corporate goals, and the Compensation Committee's overall assessment of performance based on achievement of such corporate goals. For the Chief Executive Officer's direct reports, the Compensation Committee reviews and approves the annual bonuses to be paid to such individuals, based upon the Chief Executive Officer's recommendations. The Chief Executive Officer determines the annual bonus to be paid to all other management employees with a management title of "Director" or higher who are not his direct reports. The Board may approve, modify or override the determination of the Compensation Committee or the Chief Executive Officer, as applicable, of a management employee's bonus payment based on its view of the achievement of performance goals.

        When Dr. Nottenburg joined the Company in June 2008, pursuant to his employment agreement with the Company, for fiscal year 2008, Dr. Nottenburg was guaranteed a bonus of 80% of his base salary pro rated for the days in 2008 he was employed by us. Similarly, when our Senior Vice President and General Counsel Jeffrey Snider joined us in June 2009, pursuant to his employment agreement with the Company, for fiscal year 2009, Mr. Snider was guaranteed a bonus of 50% of his base salary pro rated for the days in 2009 he was employed by us. Dr. Nottenburg and Mr. Snider were each guaranteed an initial pro-rated bonus as an incentive to join the Company. They also received such a bonus because it would be difficult for the Compensation Committee to determine the effect each would ultimately have during their first year at the Company. The decision by the Compensation Committee to guarantee such bonuses is made on a case-by-base basis.

        The Chief Executive Officer is responsible for determining the level of achievement of each executive, including his direct reports, against the stated corporate goals and the executive's achievement of certain individual goals. The Chief Executive Officer works with each of the Named Executive Officers to identify individual goals that are aligned with corporate objectives, strategic plan objectives and individual department objectives that are unique to each Named Executive Officer's position and scope of responsibility. Individual goals typically pertain to meeting financial targets, leading and overseeing major projects, operational efficiencies, reliability and compliance. For each Named Executive Officer's performance (other than the Chief Executive Officer), the Chief Executive Officer bases his evaluation on his conversations with the Vice President of Human Resources regarding the development and objectives of each Named Executive Officer, his knowledge of the individual's accomplishments as well as discussions with each of the Named Executive Officers. The achievement level is determined in the first quarter of each year based on the performance in the preceding year. In fiscal 2009, the corporate goals included revenue of $225,000,034, operating loss of $14,918,000, and cash of $353,489,000. Fiscal 2009 corporate goals incorporated an operating loss because of the economic outlook for fiscal 2009 as well as lower revenues as compared to fiscal 2008. Based on the Company's performance in fiscal 2009, the Compensation Committee determined that the metric payout level of achievement against fiscal 2009 corporate goals was 113.38%. Achievement of the individual fiscal goals was as follows: 101.2% of the revenue goal, 125% of the operating earnings goal and 119% of the cash goal.

        With the exception of Dr. Nottenburg's 2009 executive cash incentive program, which consisted entirely of corporate achievement metrics, the Company's 2009 executive cash incentive program consisted of both individual and corporate achievement metrics. Over sixty executives and senior managers were eligible to participate in the program. After the 2009 corporate metrics were approved on February 20, 2009, however, the Compensation Committee determined to reduce the payout at target to 50% of the original amount on April 24, 2009. This was approved for several reasons, including the willingness of our executives and senior managers to demonstrate to non-executive employees that our executives and senior managers were willing to sacrifice their compensation at the same time headcount restructuring efforts were undertaken by us throughout 2009; the desire to implement such changes to the 2009 executive cash incentive program without amending the individual metrics on which each of the executives' and senior managers' incentives was based; and the uncertainty of macroeconomic conditions and business results. In light of the Company's performance for 2009, and significant efforts undertaken by executives and senior managers to achieve that performance, on January 27, 2010, the Compensation Committee ultimately determined to increase the payout at target to 75% of the original amount.

        Target bonus levels were determined based upon competitive market and peer group data and analysis.

        For fiscal 2009, individual performance of an executive officer was assessed based on the level of achievement of individual goals. Each executive was given a performance ranking based on this assessment. For all executive officers other than the Chief Executive Officer and his direct reports, the Compensation Committee considered the recommendations of the Chief Executive Officer and his direct reports. According to Dr. Nottenburg's employment agreement, he will be entitled to two performance stock grants of 250,000 shares each upon our achieving certain performance metrics between January 1, 2010 and December 31, 2012, as approved by the Compensation Committee.

        The Chief Executive Officer and/or his direct reports reviewed the performance reviews for all management employees and presented the performance data and his recommendations to the Compensation Committee based on the guidelines previously established by management for review. Similar to awards by the Company of equity-based incentives, Mr. Snider's and Mr. Vishwanathan's respective target bonus levels were based upon competitive data, including peer group and survey data, their positions in the Company, and their anticipated contributions to our long-term goals. As new hires, their respective experiences were also taken into consideration. The Chief Executive Officer provided a recommendation as to Messrs. Snider's and Vishwanathan's target bonuses to the

Compensation Committee for the Compensation Committee's approval. Pursuant to Mr. Snider's employment agreement, during each year he is employed by the Company, Mr. Snider is eligible to receive a target bonus of 50% of his then-current annual base salary. For 2009, his target bonus was pro-rated because he joined the Company in June 2009, and his 2009 target bonus of $77,188 was guaranteed and payable by April 15, 2010. Pursuant to Mr. Vishwanathan's employment agreement, during each year he is employed by the Company, Mr. Vishwanathan is eligible to receive a target bonus of 50% of his then-current annual base salary. For 2009, his target bonus was pro-rated because he joined the Company in August 2009. Mr. Vishwanathan will also be entitled to one performance stock grant of 75,000 shares upon our achieving certain performance metrics for each of the three fiscal years ending December 31, 2009, 2010 and 2011. 3,860,860 shares were granted as equity incentive awards by the Compensation Committee in 2009 under the 2007 Plan.

        As Vice President of Worldwide Sales, Mr. Shanableh's cash incentives were based upon the achievement of goals related to revenue and sales orders, which supported our corporate goals. Mr. Shanableh's cash incentive was based upon commissions as a percentage of sales orders and revenue quotas achieved and he was eligible for additional commissions based upon achievement of 80% of the sales order and 80% of the revenue goals. For 2009, Mr. Shanableh's commission rates on sales orders up to 80% of quotas was 0.03739% and his commission rates on revenues up to 80% was 0.03988%. The rates for achievement of sales orders and revenue in excess of quotas were 0.18694% and 0.19940%, respectively. Mr. Shanableh also received commissions based upon annual gross margin attainment of 60%, which was payable quarterly and at a rate of $672.98 per gross margin percentage in 2009. Mr. Shanableh's compensation plan provided an incentive bonus of $25,000 for achieving $225,000,000 in revenue and an additional bonus of $25,000 for achieving $225,000,000 in revenue and 62% in gross margin.

        Based on the criteria described above, the Compensation Committee approved cash bonuses for our management officers in February 2010. The annual cash incentive bonus paid to our Named Executive Officers in February 2010 is set forth in the Summary Compensation Table following this report.

        In January 2010, our Board, based upon the recommendation of the Compensation Committee, approved our fiscal 2010 bonus plan. This plan is based on the following design: corporate metrics, team goals, individual goals and/or performance. The Compensation Committee set such target at a level where the executives would be expected to be paid 100% of their target bonus if the Company achieves its fiscal 2010 projected pre-bonus adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, subject to adjustments for actual performance above or below the projection up to a maximum of 225% of the executive's targeted bonus under extraordinary circumstances.

  Severance and Retention Program and Agreements

        In February 2010, Mr. Gaynor, our former Chief Financial Officer, resigned from the Company. He was not eligible to receive, and did not receive, any compensation package or severance pursuant to the terms of his Executive Severance and Arbitration Agreement or his employment agreement.

        In 2008, the Compensation Committee approved a severance and retention program and agreement for certain executive officers, including our former principal financial officer. The Compensation Committee considered the value of services provided by such officers and their unique capabilities. The Compensation Committee engaged an executive compensation consultant, the Wilson Group, and the Compensation Committee negotiated a compensation package and terms for such officers. The Compensation Committee concluded it was in our best interests to provide a retention package with incentives based on performance and appreciation of stock value. Our former principal financial officer and certain other key employees each entered into an Executive Severance and Arbitration Agreement with us on October 7, 2008, which is described below under "Employment, Severance and Change of Control Arrangements".

  Benefits and Other Compensation

        Executives are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, dental insurance, and paid holidays. All employees begin accruing three weeks vacation upon date of hire. We offer a 401(k) program and an Amended and Restated 2000 Employee Stock Purchase Plan.

        We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis.

  Stock Option Grant Policy

        We have granted stock options under the 2007 Plan as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their purchase price.

  Exchange Program

        On May 10, 2005, we filed a Registration Statement, or the Prior Registration Statement, on Form S-8 (333-124777) with the SEC to register 40,000,000 shares of common stock, which had been authorized and reserved for issuance under the Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan, or the 1997 Plan. At our annual meeting of stockholders held on November 12, 2007, our stockholders approved the Sonus Networks, Inc. 2007 Stock Incentive Plan. At the our annual meeting of stockholders held on June 19, 2009, or the 2009 Annual Meeting, our stockholders approved a proposal to engage in the Exchange Program, whereby we would offer to certain employees, subject to specified conditions, the right to exchange some or all of their outstanding stock options for shares of restricted stock. In connection with the Exchange Program, our stockholders also approved the 2007 Plan at the 2009 Annual Meeting. The 2007 Plan was amended to reserve an additional number of shares of common stock to be tendered pursuant to the Exchange Program. The Exchange Program began on September 8, 2009 and expired on October 5, 2009, at 11:59 p.m. Eastern Daylight Time. At the conclusion of the Exchange Program, options to purchase 5,476,701 shares of our common stock were tendered, which we accepted for cancellation, and in exchange, we issued 1,015,360 shares of restricted stock.

        The Exchange Program allowed us to provide our employees, who are important to our future growth, with restricted shares that would provide them with a more certain measure of realizable value in accordance with the vesting schedule. Our executive officers, however, were not eligible to participate in the Exchange Program. The Compensation Committee believed that the Exchange Program would improve employee morale and increase employee retention, while aligning employee and stockholder interests.

  New Hire Grants

        The Compensation Committee has delegated authority to our Chief Executive Officer to grant new hire options consistent with approved guidelines and restrictions governing the delegation. These guidelines are as follows:

  •
  Such options are granted pursuant to the 2007 Plan;

  •
  Such options are on the terms of our standard form of stock option agreement;

  •
  Such options must, to the maximum extent permitted by applicable federal tax laws, be granted as incentive stock options;

  •
  The grant date is the 15th day of the month following the employee's start date and the exercise price of these options is equal to the closing price of our common stock on that grant date, or the next business day in the event that the 15th day falls on a day that the NASDAQ Stock Market is closed;

  •
  The Chief Executive Officer is not authorized to grant options (a) to himself or to any of our executive officers, or (b) to any new employee for more than 100,000 shares of our common stock;

  •
  The Chief Executive Officer is authorized to delegate his authority to our Chief Financial Officer and/or Vice President of Human Resources (or the most senior human resources executive); and

  •
  The Chief Executive Officer must maintain a list of the options granted pursuant to the delegated authority and must, upon request, report to the Compensation Committee regarding the options granted.

        The Compensation Committee reviews all new hire grants issued under the delegation of authority. The Compensation Committee also reviews and, if appropriate, approves the grants to new hires in excess of 100,000 shares at a Compensation Committee meeting. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of proposed individual grants is provided in advance of the Compensation Committee meeting and is included in the meeting minutes.

  Annual Equity Incentive Grants

        The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. At a Compensation Committee meeting, the Compensation Committee reviews a proposed plan for the granting of equity awards to executives and employees in connection with the annual equity incentive program. Typically, employee eligibility is based upon hire date with a required minimum of one year of service. Among the eligible employees, awards are allocated to employees based upon management's evaluation of employee performance and other business criteria.

        The proposed plan includes overall parameters of the plan and a pool of shares to be allocated under the plan. The Compensation Committee discusses the plan with management and then requests that management provide the Compensation Committee with a specific list of individual grants for employees consistent with the Compensation Committee's guidance. The Compensation Committee determines specific grants for executives. Management then prepares a list of individual grants for employees and executives and submits to the Compensation Committee the list of individual grants for employees and executives. The Compensation Committee reviews and, if appropriate, approves the list of individual grants at a Compensation Committee meeting. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of individual grants is attached to the meeting minutes.

        The Compensation Committee has established the grant date for annual equity incentive grants to be August 15 of each year, or the next business day following August 15 if August 15 falls on a weekend or holiday. The Compensation Committee retains the right to change this date based on business events that might warrant using another date for the annual equity incentive grant date.

        The Compensation Committee followed this practice for 2009 equity incentive grants. However, based upon the recommendation of management, the Compensation Committee made the decision to refrain from implementing a broad-based equity incentive grant program to employees, including the Named Executive Officers, in 2009. The recommendation was based upon a consideration of the number of shares that remained available for grant under the 2007 Plan and an estimate of the number of shares which would be required to fulfill our employee hiring plans.

  Promotion and Achievement Grants

        From time to time, our management recommends to the Compensation Committee promotion or achievement grants to our employees or executives. Our management includes all recommended individual stock option grants for approval by the Compensation Committee in the meeting materials provided in advance of the meeting. We document all Compensation Committee meetings with minutes reflecting any stock option grants approved during the meeting. The Compensation Committee approves promotion or achievement grants at Compensation Committee meetings. The actions taken at the meetings are documented in meeting minutes. Promotion and achievement grants typically have a grant date of the 15th day of the month following the Compensation Committee's approval of the grant, or the next business day if such 15th day of the month is a weekend or holiday.

        No such awards were made in 2009 to any of the Named Executive Officers.

  Vesting

        Provided that an employee continues his or her employment with us, on the applicable vesting date, options will vest and become exercisable as follows: (i) new hire grants: 25% of the shares vest on the first anniversary of the date that employment with us commences, or the employment date, and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of the employment date; (ii) all other option grants: 25% of the shares vest on the first anniversary of the grant date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of the grant date; and (iii) restricted stock grants: 25% of the shares vest on the first anniversary of the employment date or the grant date and the remaining 75% vest in equal increments of 12.5% semi-annually through the fourth anniversary of the employment date or the date of the grant.

        Grants to non-employee directors have the same vesting schedule as specified above subject to continued service on our Board.

        For more disclosure relating to outstanding equity awards granted to the Named Executive Officers, please see page 60, below.

  Termination

        Options typically terminate on the tenth anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock), provided that if an employee's employment relationship with us terminates, the option termination date is determined based upon the reason for employment termination as follows: (i) death or total and permanent disability of optionee (as defined in Section 22(e)(3) of the Code)—180 days thereafter; or (ii) termination for any other reason—30 days thereafter under the 1997 Plan or 90 days thereafter under the 2007 Plan, unless otherwise extended.

        We have entered into agreements with certain executives providing for extended terms for stock option grants following the executive's termination, as described under "Employment, Severance and Change of Control Arrangements" below.

  Acceleration

        In the event of an acquisition of us, or the Acquisition, as defined in the 2007 Plan, our standard stock option and restricted stock agreement and stock plan documents provide a pre-determined vesting schedule for such Awards.

        Under our standard stock option agreement, effective immediately prior to the occurrence of an Acquisition, the lesser of the number of then unvested shares subject to a stock option Award or 25% of the total number of shares subject to that stock option Award will become vested. In such event, the balance of the unvested shares subject to a stock option Award will continue to vest pursuant to the vesting schedule set forth in the Award. Additionally, the vesting schedule will be shortened by 12 months.

        Under our standard restricted stock agreement, effective immediately prior to the occurrence of an Acquisition, an additional 25% of the number of shares covered by the restricted stock Award will become vested and the remaining unvested shares subject to the restricted stock Award will continue to vest pursuant to the vesting schedule set forth in the Award. Additionally, the vesting schedule will be shortened by 12 months.

        Under our standard restricted stock agreement executed pursuant to the Exchange Program, effective immediately prior to the occurrence of an Acquisition, an additional 33 1/3% of the number of shares covered by such restricted stock Award will become vested and the remaining unvested shares subject to the restricted stock Award will continue to vest pursuant to the vesting schedule set forth in the Award. Additionally, the vesting schedule will be shortened by 12 months.

        We have entered into agreements with certain executives providing for acceleration of the vesting of stock options and restricted stock upon a change of control as described under "Employment, Severance and Change of Control Arrangements" below.

  Tax and Accounting Considerations

        Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

        Incentive Stock Options.    Options granted to employees are intended to qualify as "incentive stock options" under Section 422 of the Code. However, we make no representation or warranty as to the tax treatment to the optionee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option. In addition, options will not be treated as incentive stock options for tax purposes to the extent that options covering in excess of $100,000 of stock (based upon fair market value of the stock as of the respective dates of grant of such options) become exercisable in any calendar year; and such options will be subject to different tax treatment.

        Policy on Deductibility of Executive Compensation.    The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other officer (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act of 1934, as amended, by reason of being among our three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and our stockholders best interests, after taking into consideration changing business conditions and the performance of our employees. Of the total $1,970,937 compensation expense recorded in fiscal 2009, $1,369,467 was disallowed for tax purposes under Section 162(m) of the Code.

 Compensation Committee Report

        The Compensation Committee consists of Paul J. Severino (Chairman), Beatriz V. Infante, John A. Schofield and H. Brian Thompson. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: Paul J. Severino (Chairman) Beatriz V. Infante John A. Schofield H. Brian Thompson

        The information contained in the foregoing report shall not be deemed "filed" or to be "soliciting material" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference.

 Compensation Program as it Relates to Risk

        Sonus management and the Compensation Committee review Sonus' compensation practices to ensure that they do not encourage excessive risk taking. Based upon our comprehensive review of our compensation program, we concluded that our compensation program does not encourage excessive or inappropriate risk taking for the following reasons, among others:

  •
  We structure our pay to consist of both fixed and variable compensation.

  •
  Our stock option awards generally vest over a period of four years and are only valuable if our stock price increases over time.

  •
  Our incentive plans include a profit metric as a significant component of performance to promote disciplined progress toward financial goals. None of Sonus' incentive plans are based solely on signings or revenue targets, which mitigates the risk of employees focusing exclusively on the short term.

        We are confident that our compensation program for 2009 was aligned with the interests of our stockholders and rewards for performance.

        The Compensation Committee and our management recognize that depending on the specific characteristics and circumstances of the Company, other compensation practices might also be appropriate. Therefore, the Compensation Committee and our management are committed to reviewing this determination on an annual basis.

Executive Compensation Tables

  Summary of Executive Compensation

        The following table sets forth, for the year ended December 31, 2009 and for either of the two years prior thereto in which the individual was a Named Executive Officer, the compensation earned by our Chief Executive Officer, our former Chief Financial Officer and the other three most highly compensated executive officers serving as executive officers at December 31, 2009 (collectively, the Named Executive Officers).

 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Richard N. Nottenburg	2009	$500,000	$—	$2,175,000	$405,300	$380,310	$2,322	$3,462,932
President and Chief	2008	$272,756	$216,667	$2,175,000	$1,647,800	$—	$673	$4,312,896
Executive Officer

Richard J. Gaynor(6)	2009	$285,010	$—	$—	$—	$139,003	$4,148	$428,161
Former Chief	2008	$285,000	$—	$448,000	$—	$262,549	$10,749	$1,006,298
Financial Officer	2007	$67,500	$40,500	$209,300	$1,015,070	$—	$99	$1,332,469

Jeffrey M. Snider(7)	2009	$160,952	$77,188	$407,400	$217,707	$10,328	$3,747	$877,322
Senior Vice President, General Counsel and Secretary

Mohammed Shanableh	2009	$241,960	$—	$—	$—	$497,149	$3,725	$742,834
Vice President,	2008	$264,878	$—	$416,670	$345,288	$330,823	$15,634	$1,373,293
Worldwide Sales	2007	$197,916	$—	$141,000	$749,625	$289,424	$16,310	$1,394,275

Kumar Vishwanathan(8)	2009	$81,250	$—	$289,500	$139,590	$46,061	$2,510	$558,911
Vice President, Engineering
and Chief Architect

(1)
These amounts represent a guaranteed bonus for the year in which each Named Executive Officer joined us.

(2)
The amounts in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the grant date fair value of awards calculated in accordance with ASC 718.

(3)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the grant date fair value of each option award granted to each Named Executive Officer. The grant date fair values of option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model with the following assumptions, excluding the options granted to Dr. Nottenburg:

	Year ended December 31,
	2009	2008	2007
Risk-free interest rate	1.76%–2.47%	2.18%–3.12%	4.5%
Expected dividend yield	—	—	—
Weighted average volatility	64.3%	71.75%	60.1%
Expected life (years)	4.5	4.5	4.5

  The grant date fair values of Dr. Nottenburg's option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model with the following assumptions:

	January 15, 2009 award	June 16, 2008 award
Risk-free interest rate	2.0%	3.84%
Expected dividend yield	—	—
Weighted average volatility	70.24%	77.25%
Expected life (years)	6.0	6.0

  For further discussion regarding the assumptions used in calculating the amounts in this column, please see Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)
Please see "Compensation Discussion and Analysis—Compensation Components—Cash-based Incentives" for a description of our incentive compensation program. For 2009, target bonuses and actual payments under the incentive compensation program for each current Named Executive Officer, other than the Vice President of Worldwide Sales, were as follows:

  Dr. Nottenburg's target bonus was 80% of his base salary.

  Mr. Gaynor's target bonus was 60% of his base salary.

  Mr. Snider's target bonus was $77,188 and represents 50% of his base salary, prorated for 2009. This guaranteed amount is reported in the "Bonus" column.

  As Vice President of Worldwide Sales, Mr. Shanableh's cash incentives were based upon the achievement of goals related to revenue and sales orders, which supported our corporate goals. Mr. Shanableh's cash incentive was based upon commissions as a percentage of sales orders and revenue quotas achieved and he was eligible for additional commissions based upon achievement of 80% of the sales order and 80% of the revenue goals. In 2009, Mr. Shanableh's commission rates on sales orders up to 80% of quotas was 0.03739% and his commission rates on revenues up to 80% was 0.03988%. The rates for achievement of sales orders and revenue in excess of quotas were 0.18694% and 0.19940%, respectively. Mr. Shanableh also received commissions based upon annual gross margin attainment of 60%, which was payable quarterly and at a rate of $672.98 per gross margin percentage in 2009. Mr. Shanableh's compensation plan provided an incentive bonus of $25,000 for achieving $225,000,000 in revenue and an additional bonus of $25,000 for achieving $225,000,000 in revenue and 62% in gross margin. Gross margin is a non-GAAP measure and excludes stock based compensation expense, amortization of intangible assets, change in estimate—reduction of contingency for employment tax audit. In addition, this metric excludes any effect of activities relating to mergers and acquisitions.

  Mr. Vishwanathan's target bonus was 50% of his base salary, prorated for 2009.

(5)
Dr. Nottenburg's 'other' compensation of $2,322 for 2009 relates to group term life insurance.

  Mr. Gaynor's 'other' compensation of $4,148 for 2009 is comprised of $3,500 for our 401(k) matching contribution and $648 for group term life insurance.

  Mr. Snider's 'other' compensation of $3,747 for 2009 is comprised of $3,500 for our 401(k) matching contribution and $247 for group term life insurance.

  Mr. Shanableh's 'other' compensation of $3,725 for 2009 is comprised of $3,500 for our 401(k) matching contribution and $225 for group term life insurance.

  Mr. Vishwanathan's 'other' compensation of $2,510 for 2009 is comprised of $2,438 for our 401(k) matching contribution and $72 for group term life insurance.

(6)
Mr. Gaynor resigned as our Chief Financial Officer in February 2010.

(7)
Mr. Snider joined the Company in June 2009.

(8)
Mr. Vishwanathan joined the Company in August 2009.

Plan-Based Awards

        The following table sets forth information about incentive plan awards made to the Named Executive Officers during the year ended December 31, 2009:

2009 GRANTS OF PLAN-BASED AWARDS

								Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)										Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(3)(4)
		Date of Compensation Committee Action (2)

Name	Grant Date		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)(3)	Maximum (#)(3)

Richard N. Nottenburg	1/15/09	5/9/08	—	$400,000		$550,000		—	—	—	500,000	500,000	$1.28	$2,580,300

Richard J. Gaynor	N/A	N/A	—	$142,506		$190,602		—	—	—	—	—	—	—

Jeffrey M. Snider	6/15/09	6/19/10	$77,188	$77,188		$103,239		—	—	—	210,000	210,000	$1.94	$625,107

Mohammed Shanableh	N/A	N/A	—	$403,790	(5)	—	(6)	—	—	—	—	—	—	—

Kumar	8/17/09	06/30/09	—	$40,625		$54,336		—	—	—	75,000	150,000	$1.74	$270,090
Vishwanathan	12/29/09	06/30/09	—	—		—		—	50,000	50,000	25,000	—	—	$53,000

(1)
Amounts reflect potential cash award amounts payable under our incentive compensation program for 2009 described above in "Compensation Discussion and Analysis." Actual award amounts are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Date on which Compensation Committee took action to approve the award.

(3)
Mr. Vishwanathan is entitled to receive two performance-based stock awards of 25,000 shares of common stock each upon the satisfaction of certain individual performance conditions for each of the two years ended December 31, 2010 and 2011. The aggregate grant date fair value of these unearned awards is $106,000.

(4)
Amounts reflect the fair value of the restricted stock awards and stock option grants as of the respective grant dates. The terms of the grants are as follows:

  Dr. Nottenburg was granted an option to purchase 500,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant pursuant to his Employment Agreement described under "Employment, Severance and Change of Control Arrangements" below.

  Mr. Snider was granted an award of 210,000 shares of restricted stock which vest over four years, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal increments semi-annually thereafter through the fourth anniversary of the grant date. Mr. Snider was also granted an option to purchase 210,000 shares of our common stock at an exercise price of $1.94 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of the grant date.

  Mr. Vishwanathan was granted an award of 75,000 shares of restricted stock, which vests over four years, with 25% of the shares vesting on the anniversary of the grant date and the remaining 75% vesting in equal increments semi-annually thereafter through the fourth anniversary of the grant date. Mr. Vishwanathan was also granted an option to purchase 150,000 shares of our common stock at an exercise price of $1.74 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of the grant date. Mr. Vishwanathan earned 25,000 shares of common stock related to his performance-based stock award as a result of the satisfaction of the related performance conditions in 2009. These shares had a grant date fair value of $53,000 and were issued to Mr. Vishwanathan on March 15, 2010.

(5)
The target amount is calculated using Mr. Shanableh's commission targets for 2009.

(6)
Mr. Shanableh's sales commissions are not capped.

Option Holdings

        The following table sets forth information concerning stock options and unvested stock awards held by the Named Executive Officers as of December 31, 2009:

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)

Richard N. Nottenburg	187,500	312,500	—	$4.75	6/16/2018	—	—	—	—
	187,500	312,500	—	$1.28	1/15/2019	—	—	—	—
	—	—	—	—	—	625,000	$1,318,750	—	—
	—	—	—	—	—	—	—	500,000	$1,055,000

Richard J. Gaynor(5)	189,583	160,417	—	$5.98	10/15/2017	—	—	—	—
	—	—	—	—	—	17,500	$36,925	—	—
	—	—	—	—	—	150,000	$316,500	—	—

Jeffrey M. Snider	—	210,000	—	$1.94	6/15/2019	—	—	—	—
	—	—	—	—	—	210,000	$443,100	—	—

Mohammed Shanableh	110,000	—	—	$5.79	9/20/2014	—	—	—	—
	50,000	—	—	$4.91	9/9/2015	—	—	—	—
	20,000	—	—	$5.37	9/15/2015	—	—	—	—
	145,833	104,167	—	$5.64	8/15/2017	—	—	—	—
	46,875	78,125	—	$4.75	6/16/2018	—	—	—	—
	—	—	—	—	—	12,500	$26,375	—	—
	—	—	—	—	—	12,500	$26,375	—	—
	—	—	—	—	—	15,625	$32,969	—	—
	—	—	—	—	—	99,750	$210,473	—	—

Kumar Vishwanathan	—	150,000	—	$1.74	8/17/2019	—	—	—	—
	—	—	—	—	—	75,000	$158,250	—	—
	—	—	—	—	—	—	—	50,000	$105,500

(1)
Of Dr. Nottenburg's 625,000 unvested stock options, 20,832 will vest on the fourteenth of each month through June 14, 2012.

  Of Mr. Gaynor's 160,417 unvested stock options, 7,292 would have vested on the first of each month through September 30, 2011. Mr. Gaynor resigned his position effective February 8, 2010; accordingly, 14,584 unvested stock options vested in 2010 through his termination date. The remaining 145,833 unvested stock options will not vest and have been forfeited.

  Of Mr. Snider's 210,000 unvested stock options, 52,500 stock options will vest on June 9, 2010 and 4,375 will vest on the ninth of each month beginning July 9, 2010 through June 9, 2013.

  Of Mr. Shanableh's 104,167 unvested stock options from the August 15, 2007 grant, 5,208 stock options will vest monthly on the fifteenth of each month through August 15, 2011. Of Mr. Shanableh's 78,125 unvested stock options from the June 16, 2008 grant, 2,604 stock options will vest monthly on the sixteenth of each month through June 16, 2012.

  Of Mr. Vishwanathan's 150,000 unvested stock options, 37,500 stock options will vest on August 4, 2010 and 3,125 will vest monthly on the fourth of each month beginning September 4, 2010 through August 4, 2013.

(2)
Dr. Nottenburg's 625,000 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
June 13, 2010	125,000
December 13, 2010	125,000
June 13, 2011	125,000
December 13, 2011	125,000
June 13, 2012	125,000

  Mr. Gaynor's 167,500 unvested shares of restricted stock would have vested as follows had he not resigned from the Company effective February 8, 2010:

Vest Date	Shares
April 1, 2010	4,375
September 15, 2010	50,000
October 1, 2010	4,375
April 1, 2011	4,375
September 15, 2011	100,000
October 1, 2011	4,375

  Mr. Snider's 210,000 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
June 8, 2010	52,500
December 8, 2010	26,250
June 8, 2011	26,250
December 8, 2011	26,250
June 8, 2012	26,250
December 8, 2012	26,250
June 8, 2013	26,250

  Mr. Shanableh's 140,375 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
February 14, 2010	6,250
February 15, 2010	3,125
June 16, 2010	3,125
August 14, 2010	6,250
August 15, 2010	3,125
September 15, 2010	33,250
December 16, 2010	3,125
February 15, 2011	3,125
June 16, 2011	3,125
September 15, 2011	66,500
August 15, 2011	3,125
December 16, 2011	3,125
June 16, 2012	3,125

  Mr. Vishwanathan's 75,000 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
August 3, 2010	18,750
February 3, 2010	9,375
August 3, 2011	9,375
February 3, 2011	9,375
August 3, 2012	9,375
February 3, 2012	9,375
August 3, 2013	9,375
(3)
In accordance with SEC rules, the market value of unvested shares of restricted stock is determined by multiplying the number of such shares by $2.11, the closing market price of our common stock on December 31, 2009.

(4)
Mr. Gaynor was entitled to three performance-based grants aggregating 100,000 shares of our common stock, contingent upon the Company's satisfaction of performance conditions for the three years ending December 31, 2010, 2011 and 2012. As of December 31, 2009, the performance conditions had not been defined and accordingly, the grants did not meet the criteria for an award and are excluded from the table above. Mr. Gaynor resigned from the Company effective February 8, 2010.

Mr. Shanableh is entitled to three performance-based grants aggregating 66,000 shares of our common stock contingent upon the Company's satisfaction of performance conditions for the three years ended December 31, 2010, 2011 and 2012. As of December 31, 2009, the performance conditions had not been defined and accordingly, the grants did not meet the criteria for an award and are excluded from the table above.

(5)
Due to Mr. Gaynor's resignation effective February 8, 2010, any remaining awards that would not have vested prior to his resignation date did not vest and have been forfeited.

        Option Exercises and Stock Vested.    The following table summarizes for the Named Executive Officers in 2009: (i) the number of shares acquired upon exercise of stock options and the value realized; and (ii) the number of shares acquired upon the vesting of restricted stock and the value realized, before payout of any applicable withholding tax:

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Richard N. Nottenburg	—	$—	375,000	$765,000
Richard J. Gaynor	—	$—	58,750	$121,644
Jeffrey M. Snider	—	$—	—	$—
Mohammed Shanableh	—	$—	61,375	$118,720
Kumar Vishwanathan	—	$—	—	$—

(1)
Of Dr. Nottenburg's 375,000 shares that vested in 2009, 119,060 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares. Of Mr. Gaynor's 58,750 shares that vested in 2009, 18,653 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares. Of Mr. Shanableh's 61,375 shares that vested in 2009, 20,187 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

        The table below shows potential payments to the Named Executive Officers with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2009, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the Named Executives Officers upon such a termination or change in control. The actual amounts to be paid or realized can only be determined at the time of a Named Executive Officer's termination or following a change in control.

	Termination without Cause or for Good Reason(1)	Change in Control: Stock Options Assumed or Substituted by Acquiring Company(2)	Change in Control: Stock Options Not Assumed or Substituted by Acquiring Company(3)	Termination without Cause or for Good Reason following Change in Control
Richard N. Nottenburg
Cash Severance	$1,350,000	$—	$—	$1,750,000
Stock Options	207,500	415,000	415,000	415,000
Stock Awards(5)	1,318,750	1,318,750	1,318,750	1,318,750
Health Benefits	26,763	—	—	26,763

	$2,903,013	$1,733,750	$1,733,750	$3,510,513

Richard J. Gaynor(6)
Cash Severance	$456,016	$—	$—	$456,016
Stock Options(4)	—	—	—	—
Stock Awards(5)	353,425	353,425	353,425	353,425
Health Benefits	13,462	—	—	13,462

	$822,903	$353,425	$353,425	$822,903

Jeffrey M. Snider
Cash Severance	$427,500	$—	$—	$427,500
Stock Options	13,388	35,700	35,700	35,700
Stock Awards(5)	443,100	443,100	443,100	443,100
Health Benefits	13,462	—	—	13,462

	$897,450	$478,800	$478,800	$919,762

Mohammed Shanableh
Cash Severance	$645,750	$—	$—	$645,750
Stock Options(4)	—	—	—	—
Stock Awards(5)	296,192	296,192	296,192	296,192
Health Benefits	13,462	—	—	13,462

	$955,404	$296,192	$296,192	$955,404

Kumar Vishwanathan
Cash Severance	$146,250	$—	$—	$146,250
Stock Options	—	55,500	55,500	—
Stock Awards(5)	158,250	39,563	39,563	158,250
Health Benefits	6,731	—	—	6,731

	$311,231	$95,063	$95,063	$311,231

(1)
Assumes employment termination without a change in control.

(2)
If an acquiring company assumes or substitutes the stock options, under Sonus' stock incentive plans the number of shares subject to the option that are not then vested shall accelerate in vesting by 12 months upon the closing of such acquisition. In addition, 25% of the unvested shares of restricted stock shall become vested.

(3)
If an acquiring company does not assume or substitute the stock options, under Sonus' stock incentive plans the number of shares subject to the option that are not then vested shall accelerate in full and become immediately exercisable upon the closing of such acquisition. In addition, 25% of the shares of unvested restricted stock shall become vested.

(4)
Stock options held by Mr. Gaynor and Mr. Shanableh were out of the money on December 31, 2009. Accordingly, there would be no gain realized at December 31, 2009 related to the accelerated vesting of their stock options.

(5)
The value of shares of restricted stock was calculated by multiplying the number of shares of restricted stock by $2.11, the closing market price of our common stock on December 31, 2009.

(6)
Mr. Gaynor resigned from the Company in February 2010 and was not eligible to receive, and did not receive, any payment pursuant to his severance or change in control arrangements. However, the amounts shown are estimates of what Mr. Gaynor would have been paid or realized upon termination or upon a change in control of our company, effective December 31, 2009.

  Employment, Severance and Change of Control Arrangements

        In addition to compensation designed to reward employees and executives for service and performance, we have approved certain severance and change of control provisions for Mr. Gaynor and Mr. Shanablah.

        Executive retention and severance agreements encourage executives to remain in our employ and to continue to devote their full attention to our success and provide enhanced financial security and incentive to the executives. In order to recruit and retain executives, we believed it was appropriate and necessary to provide assurance of certain severance payments if we terminated an executive's employment without cause or if the executive terminated his or her employment for good reason. Sonus competes in a challenging market environment with larger competitors which can provide greater cash incentives to executives. In addition, smaller private competitors can offer greater equity growth potential.

        On August 31, 2007, Richard J. Gaynor entered into an employment agreement with us, under which he became Chief Financial Officer as of October 1, 2007. In 2008, Mr. Gaynor received an initial annual base salary of $285,000. Pursuant to the terms of his employment agreement, Mr. Gaynor received an option to purchase 350,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on October 15, 2007. 25% of the shares subject to the option vested on the first anniversary of his commencement date. Subject to his continued employment, the remaining 75% vests in equal monthly increments through the fourth anniversary of his commencement date. Mr. Gaynor also received 35,000 shares of restricted stock, 25% of which vested on the first anniversary of his commencement date with the remaining 75% vesting in equal increments semi-annually through the fourth anniversary of his commencement date.

        The employment agreement provides that if Mr. Gaynor's employment is terminated following an acquisition of our company for any reason other than Cause (as defined in the agreement) or if he is not offered an equivalent position in the combined entity, he will be eligible to receive the following severance and related post-termination benefits: (i) 12 months salary continuation payments of his annual base salary; (ii) 12 months health benefits continuation; and (iii) 100% of all unvested options and restricted stock in his New Hire Grant shall immediately become vested and exercisable, subject to his serving through a six month transition period, if requested.

        Mr. Gaynor resigned as Chief Financial Officer, effective February 8, 2010. As a result, all unvested equity-based awards as of this date were forfeited. Additionally, Mr. Gaynor was not entitled to receive, and did not receive, any severance payments from the Company as a result of his resignation.

        On May 16, 2008, Dr. Richard N. Nottenburg entered into an employment agreement with us to commence employment no later than June 14, 2008 as Sonus' President and Chief Executive Officer. Dr. Nottenburg also joined our Board. Pursuant to his employment agreement, Dr. Nottenburg received an initial annual base salary of $500,000 and he is eligible for an "on target bonus" of at least 80% of his annual base salary subject to the achievement of specific objectives. For fiscal year 2008, Dr. Nottenburg was guaranteed a bonus of 80% of his base salary pro rated for the days in 2008 he was employed by us. We reimbursed Dr. Nottenburg for relocation costs up to $25,000. Dr. Nottenburg also received an option to purchase 500,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Pursuant to his employment agreement, on January 15, 2009, Dr. Nottenburg received an option to purchase an additional 500,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Each of the foregoing grants are subject to vesting. Dr. Nottenburg will be entitled to two performance stock grants of 250,000 shares each upon our achieving certain performance metrics between January 1, 2010 and December 31, 2012 as approved by the Compensation Committee.

        In the event of an Acquisition (as defined in Dr. Nottenburg's employment agreement), 100% of all unvested options and restricted stock shall accelerate and become vested. In addition, the options shall remain exercisable for the shorter of five years from the date of Acquisition or the original remaining life of the options. Dr. Nottenburg's employment agreement also provides that if he is terminated for any reason other than Cause (as defined in his employment agreement), or is terminated due to his death or disability or if Dr. Nottenburg terminates his employment with Good Reason (as defined in his employment agreement), he will receive: (1) a lump sum payment equal to one and one half times his then annual base salary and one and a half times his then target bonus (or two and a half times his target bonus if the termination follows an Acquisition); (2) health benefits continuation at our expense for 18 months following his termination; (3) acceleration of the vesting of options unvested as of the termination which would have vested over the 24 months following termination; (4) the right to exercise all vested options for the shorter of 5 years from the termination date or the original remaining life of the options; and (5) accelerated vesting of all unvested restricted shares at the time of termination.

        On October 2, 2008, Mohammed Shanableh entered into an employment agreement with us to continue to serve as our Vice President, Worldwide Sales. Pursuant to his employment agreement, on November 15, 2008, Mr. Shanableh was granted 133,000 shares of our common stock. This grant is subject to vesting. In addition to such grant, Mr. Shanableh will be entitled to one performance stock grant of 66,000 shares upon our achieving certain performance metrics for the three fiscal years ending December 31, 2010, 2011 and 2012, as determined by the Compensation Committee.

        In the event of a Change of Control (as defined in Mr. Shanableh's employment agreement), 100% of all unvested options and restricted stock shall accelerate and become vested and exercisable. Mr. Shanableh's employment agreement also provides that if he is terminated for any reason other than Cause (as defined in his employment agreement) or if Mr. Shanablah terminates his employment for Good Reason (as defined in his employment agreement), he will receive: (1) a lump sum payment equal to his then annual base salary and his then target annual bonus, less applicable state and federal withholdings; (2) health benefits continuation at our expense for 12 months following his termination; (3) any allowable unreimbursed expenses and any accrued but unused vacation pay owing to him at the time of termination; (4) acceleration of the vesting of options unvested as of the termination which would have vested over the 12 months following termination; (5) the right to exercise all vested options for the shorter of 3 years from the termination date or the original remaining life of the options; and (6) accelerated vesting of all unvested restricted shares at the time of termination.

        On June 1, 2009, Jeffrey M. Snider entered into an employment agreement with us to commence employment no later than June 22, 2009 as our Senior Vice President and General Counsel. Pursuant

to his employment agreement, Mr. Snider received an initial annual base salary of $285,000 and he is eligible for a target bonus of 50% of his annual base salary subject to the achievement of specific objectives. For fiscal year 2009, Mr. Snider was guaranteed a bonus of 50% of his base salary pro rated for the days in 2009 he was employed by us. Mr. Snider also received an option to purchase 210,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Pursuant to his employment agreement, on June 15, 2009, Mr. Snider was granted 210,000 restricted shares of our common stock. Each of the foregoing grants is subject to vesting.

        In the event of a Change of Control (as defined in Mr. Snider's employment agreement), 100% of all unvested options and restricted stock shall accelerate and become vested. Mr. Snider's employment agreement also provides that if he is terminated for any reason other than Cause (as defined in his employment agreement) or if Mr. Snider terminates his employment for Good Reason (as defined in his employment agreement), he will receive: (1) a lump sum payment equal to one times his then annual base salary and one times his then target bonus, less applicable state and federal withholdings; (2) health benefits continuation at our expense for 12 months following his termination; (3) any allowable unreimbursed expenses and any accrued but unused vacation pay owing to him at the time of termination; (4) acceleration of the vesting of options unvested as of the termination which would have vested over the 12 months following termination; (5) the right to exercise all vested options for the shorter of 3 years from the termination date or the original remaining life of the options; and (6) accelerated vesting of all unvested restricted shares at the time of termination.

        On July 6, 2009, Kumar Vishwanathan entered into an employment agreement with us to commence employment no later than August 3, 2009 as Sonus' Vice President and Chief Architect. Pursuant to his employment agreement, Mr. Vishwanathan received an initial annual base salary of $195,000 and he is eligible for a target bonus of 50% of his annual base salary subject to the achievement of specific objectives. For fiscal year 2009, Mr. Vishwanathan's target bonus was pro rated for the days in 2009 he was employed by us. Mr. Vishwanathan also received an option to purchase 150,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Pursuant to his employment agreement, on July 15, 2009, Mr. Vishwanathan was granted 75,000 restricted shares of our common stock. Each of the foregoing grants is subject to vesting. Mr. Vishwanathan is entitled to receive two performance-based stock awards of 25,000 shares of common stock each upon the satisfaction of certain individual performance conditions for each of the two years ending December 31, 2010 and 2011.

        Mr. Vishwanathan's employment agreement also provides that if he is terminated for any reason other than Cause (as defined in his employment agreement) or if Mr. Vishwanathan terminates his employment for Good Reason (as defined in his employment agreement), he will receive: (1) a lump sum payment equal to six months of his then annual base salary and 50% of his then target bonus, less applicable state and federal withholdings; (2) health benefits continuation at our expense for six months following his termination; (3) any allowable unreimbursed expenses and any accrued but unused vacation pay owing to him at the time of termination; (4) acceleration of the vesting of options unvested as of the termination which would have vested over the six months following termination; (5) the right to exercise all vested options for the shorter of 3 years from the termination date or the original remaining life of the options; and (6) accelerated vesting of all unvested restricted shares at the time of termination.

        On October 3, 2008, the Compensation Committee of our Board approved a severance and retention program and agreement for each of Richard J. Gaynor and Mohammed Shanableh (each an Executive). The severance program and agreement provide for post-termination benefits in the event an Executive's employment is terminated by us without Cause (as defined in their respective agreement) or is terminated by the Executive for Good Reason (as defined in their respective agreement). The post-termination benefits include: (1) a lump sum payment equal to the Executive's annual base salary and target bonus; (2) continuation of payment of our share of benefits for 12 months; (3) payment of unreimbursed expenses and any accrued but unused vacation pay; (4) 12-months forward vesting of unvested options; and (5) complete vesting of unvested restricted stock. Pursuant to the program and agreement, we will grant each Executive: (1) certain restricted shares of our common stock $0.001 par value per share, or Restricted Stock, under the 2007 Plan, subject to the terms of the 2007 Plan and our restricted stock agreement, which Restricted Stock shall vest 25% on September 15, 2009, 25% on September 15, 2010 and 50% on September 15, 2011, subject to continued employment by the Executive; and (2) additional Restricted Stock upon the achievement of certain performance metrics for the 2010, 2011 and 2012 fiscal years as determined by the Compensation Committee of our Board, or Performance Stock, with the Executive eligible to be granted 1/3 of such Performance Stock during each of such fiscal years, and when issued, such Performance Stock shall be fully vested on the date of grant. In the event of a change in control (as defined in their respective agreement), 100% of all Restricted Stock granted to an Executive shall accelerate and become fully vested and any and all restrictions on such Restricted Stock shall be terminated.

        The number of shares granted, or eligible for granting, as applicable, to each Executive under the severance and retention program is set forth as follows:

Name	Title	Restricted Stock	Performance Stock
Richard J. Gaynor	Former Chief Financial Officer	200,000	100,000
Mohammed Shanableh	Vice President of Worldwide Sales	133,000	66,000

        Generally, for each employee, in the event of an Acquisition in which an option is assumed or substituted in the Acquisition, then the number of shares subject to the option that are not then vested shall become accelerated in vesting by 12 months upon the closing of the Acquisition. If an option is not assumed or substituted, then the number of shares that are not then vested shall accelerate in full and become immediately exercisable. In addition, 25% of the number of shares covered by a restricted stock award shall become vested.

  Indemnification Agreements

        Certain of our current and former officers and directors are parties to legal proceedings because of their status as officers and directors. We have generally entered into indemnification agreements with our officers and directors and we may be liable for judgments, fines and expenses in connection with such proceedings, which, in the aggregate, may be material. We are paying legal fees for counsel representing our officers and directors in connection with such proceedings.

  Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

TRANSACTIONS WITH RELATED PERSONS

        Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executives, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to the General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If the General Counsel determines that advance review and approval is not practicable under the circumstances, the Audit Committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the Audit Committee. The policy also permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve related person transactions that arise between Audit Committee meetings, subject to ratification by the Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the Company or the related party that it deems appropriate in connection with approval of the related party transaction.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for the purposes of our related person transaction policy:

  •
  transactions for which the related person's interest arises solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

  •
  transactions that are specifically contemplated by provisions of our charter or our amended and restated by-laws.

        Our related person transaction policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter. The Company is not aware of any transactions entered into since the adoption of this policy that did not follow the procedures outlined in the policy.

        Our President and Chief Executive Officer serves on the Board of Directors of Comverse Technology Corp., or Comverse, a worldwide provider of software and systems. Comverse has several majority-owned subsidiaries, including Ulticom, Inc. and Verint Systems. All three companies are vendors of the Company. The Company had well-established and ongoing business relationships with these vendors prior to the appointment of Dr. Nottenburg as the Company's President and Chief Executive Officer, effective June 13, 2008. Costs incurred for purchases from these companies, in the aggregate, were $6.5 million for the year ended December 31, 2009 and $3.5 million for the period from June 13, 2008 through December 31, 2008. At December 31, 2009 and 2008, the Company had aggregate outstanding accounts payable balances of $0.2 million and $0.5 million, respectively, to these companies. While Dr. Nottenburg is paid as a director of Comverse, he did not have any direct monetary interest in the transactions discussed above.

        The Company is not aware of any other transactions in 2009 between the Company and any other related persons that would require review by the Compensation Committee.

AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        We reviewed Sonus' audited financial statements for the fiscal year ended December 31, 2009 and discussed these financial statements with Sonus' management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Sonus' management is responsible for Sonus' financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Sonus' independent registered public accounting firm, Deloitte & Touche LLP, or Deloitte, is responsible for performing an independent audit of Sonus' financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements and issuing a report on the effectiveness of Sonus' internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB.

        Deloitte also provided us with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This Standard requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. We also considered whether Deloitte's provision of other, non-audit related services to Sonus is compatible with maintaining Deloitte's independence.

        Based on its discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Sonus Board of Directors that the audited financial statements and management's report on internal control over financial reporting be included in Sonus' Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by, AUDIT COMMITTEE: John P. Cunningham (Chairman) Howard E. Janzen John A. Schofield Scott E. Schubert

FEES FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS DURING
FISCAL YEARS ENDED DECEMBER 31, 2009 AND 2008

        The following is a summary of the aggregate fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2009 and 2008 for each of the following categories of professional services:

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees
Audit Fees	$2,711,480	$4,344,091
Audit-Related Fees	912,248	20,850
Tax Fees	386,945	635,951
All Other Fees	10,000	18,000

Total Fees	$4,020,673	$5,018,892

        The following is a summary of the aggregate fees billed to us by Ernst & Young LLP, our former independent registered public accounting firm, for the fiscal years ended December 31, 2009 and 2008.

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees
Audit Fees	$—	$—
Audit-Related Fees	—	19,814
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$—	$19,814

Audit Fees

        Audit fees consist of professional services rendered for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of the interim condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, and the audit of the effectiveness of internal control over financial reporting.

Audit-Related Fees

        Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

 Tax Fees

        Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, research and development tax credit compliance, and transfer pricing advice and planning.

All Other Fees

        All other fees consist of professional services other than the services reported above, including fees for our subscription to Deloitte & Touche LLP's on-line accounting research tool.

Policy On Audit Committee Pre-Approval Of Audit And Non-Audit Services

        The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit an aggregate of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may ratify, without prior approval, certain de minimis non-audit services if the aggregate amount of all such non-audit services provided to us constitutes not more than $5,000 during the fiscal year in which the services are provided. During the fiscal years ended December 31, 2009 and 2008, there were no de minimis non-audit services provided that the Audit Committee subsequently ratified.

        Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and subsequent changes in that ownership with the SEC. Based solely on a review of the copies of reports furnished to us and the written representations of our directors and executive officers, we believe that during the year ended December 31, 2009, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements, except that Matt Dillon had one report covering one transaction filed late with respect to 2009, one report covering two transactions filed late with respect to 2008 and one report amending one transaction with respect to 2007.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2011 PROXY STATEMENT

        To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2011, stockholder proposals must be received at our principal executive offices no later than March 18, 2011, which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 16, 2010, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2011 ANNUAL MEETING

        According to our Amended and Restated By-laws, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2011 annual meeting of stockholders but not included in the Proxy Statement by the close of business on March 18, 2011, but not before February 16, 2011, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2010 annual meeting of stockholders. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2011 annual meeting of stockholders is scheduled to be held on a date before May 17, 2011, or after August 25, 2011, which are dates 30 days before or 70 days after the first anniversary of our 2010 annual meeting of stockholders, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards may not be presented at the 2011 annual meeting of stockholders.

STOCKHOLDERS SHARING THE SAME ADDRESS

        We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

        We will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

        If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

 FORM 10-K

        Our Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 25, 2010, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 7 Technology Park Drive, Westford, MA 01886.

OTHER MATTERS

        Our Board knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

        We will pay the costs of soliciting proxies from stockholders. We have engaged Georgeson, Inc. as our proxy solicitor to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $15,000, plus reasonable out-of-pocket expenses. In addition to soliciting proxies by mail, our directors, executive officers and regular employees may solicit proxies, either personally, by facsimile or by telephone, on our behalf, without additional compensation, other than the time expended and telephone charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts	Wayne Pastore
May , 2010	Vice President of Finance, Corporate Controller, Chief Accounting Officer, Treasurer and Interim Chief Financial Officer

Appendix A

PROPOSED AMENDMENT AND RESTATEMENT OF THE
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
AS AMENDED, OF SONUS NETWORKS, INC.

        The following amendment and restatement would become effective only upon affirmative action by the Board of Directors of Sonus Networks, Inc. setting the split ratio of not less than 1-for-3 and not more than 1-for-6. The Board of Directors of Sonus Networks, Inc. has the authority to determine not to make the following amendment and restatement effective.

SONUS NETWORKS, INC.

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I
NAME

        The name of the corporation (the "CORPORATION") is Sonus Networks, Inc.

ARTICLE II
REGISTERED AGENT

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle; and the name of its registered agent is Corporation Service Company.

ARTICLE III
PURPOSE

        The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
CAPITAL STOCK

        The total number of shares of all classes of stock which the Corporation shall have authority to issue is 605,000,000 shares, consisting solely of:

        600,000,000 shares of common stock, par value $0.001 per share ("COMMON STOCK"); and

        5,000,000 shares of preferred stock, par value $0.01 per share ("PREFERRED STOCK").

  NOTE: The number of shares authorized will be decreased proportionately by the ratio for the reverse stock split should our stockholders approve the proposal to authorize a reverse stock split at the 2010 annual meeting of stockholders and the Board determines to implement the reverse stock split prior to the effective date of this Fifth Amended and Restated Certificate of Incorporation.

        The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

        A.    COMMON STOCK.

          1.     GENERAL.    The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

          2.     VOTING.    The holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

          3.     DIVIDENDS.    Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

          4.     LIQUIDATION.    Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding shares of Preferred Stock.

          5.     Upon this Fifth Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), every [three (3), four (4), five (5) or six (6) shares] of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), will be automatically converted into one share of common stock, par value $0.001 per share, of the Corporation (the "New Common Stock").

          Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing conversion of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to American Stock Transfer & Trust Co. LLC, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by that agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the NASDAQ Global Select Market at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

          Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been converted (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above). Each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, if any, a written confirmation from our transfer agent indicating the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been converted, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

          Following the Effective Time, all references to "Common Stock" in other sections of this Fifth Amended and Restated Certificate of Incorporation, as amended from time to time, refer to "New Common Stock."

        B.    PREFERRED STOCK.

        Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

        Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the General Corporation Law of Delaware. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

        Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Article IV shall be set forth in a certificate of designation along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the General Corporation Law of the State of Delaware. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such class or series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such class or series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such class or series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Amended and Restated Certificate of Incorporation all matters set forth in the certificate of designations with respect to such class or series of stock. If no shares of any such class or series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such class or series have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such class or series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the General Corporation Law of the State of Delaware.

ARTICLE V
BOARD OF DIRECTORS

        The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

          (a)   Subject to the provisions of this paragraph (a) below, the Board of Directors shall be divided into three classes of directors, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office, the term of office of the directors of the first such class to expire as of the first annual meeting of the Corporation's stockholders following the closing of the Corporation's first public offering of shares of Common Stock registered pursuant to the Securities Act of 1933, as amended, those of the second class to expire as of the second annual meeting of the Corporation's stockholders following such closing, and those of the third class as of the third annual meeting of the Corporation's stockholders following such closing, such that at each annual meeting of stockholders after such closing, nominees will stand for election to succeed those directors whose terms are to expire as of such meeting. At each annual meeting of the Corporation's stockholders commencing with the annual meeting held in 2009, directors elected to succeed those directors whose terms then expire shall be elected at such meeting to hold office for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Amendment. Commencing with the second annual meeting of the Corporation's stockholders following the effectiveness of this Certificate of Amendment, the foregoing classification of the Board of Directors shall cease and each director shall hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director serving as such pursuant to this paragraph (a) of Article V may be removed (i) prior to the second annual meeting of the Corporation's stockholders following the effectiveness of this Certificate of Amendment, only for cause and only by the vote of the holders of 66 2/3% of the shares of the Corporation's stock entitled to vote for the election of directors, and (ii) after the second annual meeting of the Corporation's stockholders following the effectiveness of this Certificate of Amendment, with or without cause but only by the vote of the holders of 66 2/3% of the shares of the Corporation's stock entitled to vote for the election of directors. The number of directors constituting the full Board of Directors shall be such number as the Board of Directors from time to time may determine.

          (b)   The Board of Directors shall have the power and authority: (i) to adopt, amend or repeal By-Laws of the Corporation, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Certificate, by law, or by the By-Laws; and (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

ARTICLE VI
LIMITATION OF LIABILITY

        No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; PROVIDED, HOWEVER, that to the extent required from time to time by applicable law, this Article VI shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE VII
INDEMNIFICATION

        The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

        Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article VII, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

        The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

        The indemnification rights provided in this Article VII (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VII.

ARTICLE VIII
COMPROMISES AND ARRANGEMENTS

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any Class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 391 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

ARTICLE IX
CERTAIN TRANSACTIONS

        The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential economic benefits to stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity, (ii) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates, and (iii) the impact of such a transaction on the unique corporate culture and atmosphere of the Corporation.

ARTICLE X
STOCKHOLDER ACTION

        Any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such a meeting, and special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors.

ARTICLE XI
AMENDMENTS

        The affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required to amend or repeal the provisions of Articles IV (to the extent it relates to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), V, VII, IX, X, or XI of this Certificate of Incorporation or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.

Appendix B

SONUS NETWORKS, INC.

2007 STOCK INCENTIVE PLAN, AS AMENDED

1.    Purpose.

        The purpose of this 2007 Stock Incentive Plan (the "Plan") of Sonus Networks, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.    Eligibility.

        All of the Company's employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights ("SARs"), restricted stock, restricted stock units and other stock-based awards (each, an "Award") under the Plan. Each person who receives an Award under the Plan is deemed a "Participant".

3.    Administration and Delegation.

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)    Delegation to Officers.    To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.    Stock Available for Awards.

        (a)    Number of Shares.    Subject to adjustment under Section 9, the aggregate number of shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") reserved for Awards under the Plan is ~~9,500,000 plus the number of shares of Common Stock subject to stock options granted under the Company's Amended and Restated 1997 Stock Incentive Plan that are surrendered to the Company for cancellation on or before [January 31, 2010] in exchange for Awards under this Plan pursuant to an exchange offer approved by the Company's stockholders.~~ 34,902,701. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b)    Share Count.    Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units or Other Stock Unit Awards will count against the shares of Common Stock available for issuance under the Plan as one and one-half (1.5) shares for every one (1) share issued in connection with the Award. Shares issued pursuant to the exercise of Options will count against the shares available for issuance under the Plan as one (1) share for every one (1) share to which such exercise relates. The total number of shares subject to SARs that are settled in shares shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares actually issued upon settlement of the SARs. If Awards are settled in cash, the shares that would have been delivered had there been no cash settlement shall not be counted against the shares available for issuance under the Plan. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then the shares of Common Stock covered by such Award shall again become available for the grant of Awards under the Plan; provided that any one (1) share issued as Restricted Stock or subject to a Restricted Stock Unit Award or Other Stock Unit Award that is forfeited or terminated shall be credited as one and one-half (1.5) shares when determining the number of shares that shall again become available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. In the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code.

        (c)    Sub-limits.    Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

                (1)    Section 162(m) Per-Participant Limit.    The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 2,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)").

                (2)    Limit on Awards to Directors.    The maximum number of shares with respect to which Awards may be granted to any director who is not an employee of the Company at the time of grant shall be 100,000 per calendar year.

        (d)    Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.    Stock Options.

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option."

        (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Sonus Networks, Inc., any of Sonus Networks, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

        (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

        (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

        (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

                (1)    in cash or by check, payable to the order of the Company;

                (2)    except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

                (3)    to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the

Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

                (4)    to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii) payment of such other lawful consideration as the Board may determine; or

                (5)    by any combination of the above permitted forms of payment.

        (g)    Fair Market Value.    Fair Market Value of a share of Common Stock for purposes of the Plan will be determined as follows:

                (1)    if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

                (2)    if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") for the date of grant; or

                (3)    if no such closing sale price information is available, the average of bids and asked prices that Nasdaq reports for the date of grant; or

                (4)    if there are no such closing bid and asked prices, the average of the bid and asked prices as reported by any other commercial service for the date of grant.

        For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

        (h)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9~~) and~~), (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of share of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, and (3) no outstanding Option granted under the Plan may be purchased by the Company for cash.

6.    Stock Appreciation Rights.

        (a)    General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

        (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

                (1)    Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

                (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

        (c)    Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Term.    The term of a SAR shall not be more than 10 years from the date of grant.

        (e)    Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

        (f)    Limitation of Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9~~) and~~), (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR, and (3) no outstanding SAR granted under the Plan may be purchased by the Company for cash.

7.    Restricted Stock; Restricted Stock Units.

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

        (b)    Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

        (c)    Additional Provisions Relating to Restricted Stock.

                (1)    Dividends.    Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board; provided, however, that dividends on Restricted Stock that are subject to performance conditions will either be accumulated or reinvested and paid upon vesting of the underlying Restricted Stock. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock.

                (2)    Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

        (d)    Additional Provisions Relating to Restricted Stock Units.

                (1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

                (2)    Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

                (3)    Dividend Equivalents.    To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents~~").~~"); provided, however, that Dividend Equivalents on Restricted Stock Units that are subject to performance conditions will either we accumulated or reinvested and paid upon vesting of the underlying Restricted Stock Unit. Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8.    Other Stock Unit Awards.

        Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock Unit Awards"), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto.

9.    Adjustments for Changes in Common Stock and Certain Other Events.

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (b)    Reorganization Events.

                (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

                (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

                For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization

Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

                (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

        (c)    Acquisition.    An "Acquisition" shall mean any (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the "Acquiror")) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation or (ii) sale, transfer or other disposition of all or substantially all of the assets of the Company. The effect of an Acquisition on any Award granted under the Plan shall be specified in the agreement evidencing such Award.

10.    General Provisions Applicable to Awards.

        (a)    Transferability of Awards.    Awards (other than vested Restricted Stock Awards) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

        (f)    Amendment of Award.    The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

        (i)    Performance Awards.

                (1)    Grants.    Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) ("Performance Awards"), subject to the limit in Section 4(b)(1) on shares covered by such grants.

                (2)    Committee.    Grants of Performance Awards to any Covered Employee intended to qualify as "performance-based compensation" under Section 162(m) ("Performance-Based Compensation") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. "Covered Employee" shall mean any person who is a "covered employee" under Section 162(m)(3) of the Code.

                (3)    Performance Measures.    For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total stockholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

                (4)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

                (5)    Other.    The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.    Miscellaneous.

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date the Plan is approved by the Company's stockholders (the "Effective Date"). No Awards shall be granted under the Plan after the completion of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market ("NASDAQ") may be made effective unless and until such amendment shall have been approved by the Company's stockholders; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

        (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        (f)    Compliance With Code Section 409A.    No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

        (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

ANNUAL MEETING OF STOCKHOLDERS OF
SONUS NETWORKS, INC.
June 16, 2010

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2009 Annual Report are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided if you are not voting via the Telephone or Internet.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement, each dated May     , 2010, and hereby appoint(s) Dr. Richard N. Nottenburg and Wayne Pastore, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of Sonus Networks, Inc. to be held on Wednesday, June 16, 2010 at 10:00 a.m., local time, at The Westin Waltham Boston, 70 Third Avenue, Waltham, Massachusetts and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby.

        This proxy will be voted as directed, or if no direction is indicated, will be voted FOR the proposals specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE (Your vote by proxy must be returned prior to the annual meeting on June 16, 2010)	SEE REVERSE SIDE

SONUS NETWORKS, INC.
7 TECHNOLOGY PARK DRIVE
WESTFORD, MA 01886

  VOTE BY INTERNET—www.proxyvote.com

        Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time on June 15, 2010. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

        If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

  VOTE BY PHONE—1-800-690-6903

        Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time on June 15, 2010. Please have your proxy card in hand when you call and then follow the instructions.

  VOTE BY MAIL

        Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except
1.	To elect 3 Directors:
	Nominees:	☐	☐	☐
01) Beatriz V. Infante
02) Howard E. Janzen
03) H. Brian Thompson
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.
	To approve the grant to our Board of Directors of discretionary authority to amend and restate our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock at a ratio of not less than 1-for-3 and not more than 1-for-6.	☐	☐	☐
		For	Against	Abstain
3.	To approve the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended.	☐	☐	☐

		For	Against	Abstain
4.	To ratify the appointment of Deloitte & Touche LLP as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

        The Board of Directors recommends a vote "FOR" the election of each of the nominees to the Board (Proposal 1), "FOR" the approval of the grant to our Board of Directors of discretionary authority to amend and restate our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock at a ratio of not less than 1-for-3 and not more than 1-for-6 (Proposal 2), "FOR" the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended (Proposal 3), and "FOR" the ratification of the appointment of Deloitte & Touche LLP as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal 4).

        Note: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments or postponements thereof.

        (Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date